STOCK PURCHASE AGREEMENT


                                By and Between

                               AURORA FOODS INC.

                                      and

                     J.W. CHILDS EQUITY PARTNERS III, L.P.

                           Dated as of July 11, 2003



                               TABLE OF CONTENTS


ARTICLE I PURCHASE AND SALE OF SHARES......................................2

   SECTION 1.1       ISSUANCE AND SALE.....................................2
   SECTION 1.2       THE PURCHASE PRICE....................................2

ARTICLE II THE CLOSING.....................................................2

   SECTION 2.1       THE CLOSING...........................................2
   SECTION 2.2       DELIVERIES............................................2
   SECTION 2.3       INITIAL CALCULATION...................................3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................5

   SECTION 3.1       ORGANIZATION; SUBSIDIARIES............................6
   SECTION 3.2       DUE AUTHORIZATION.....................................6
   SECTION 3.3       CAPITALIZATION........................................7
   SECTION 3.4       SEC REPORTS...........................................8
   SECTION 3.5       FINANCIAL STATEMENTS..................................8
   SECTION 3.6       ABSENCE OF CERTAIN CHANGES............................8
   SECTION 3.7       LITIGATION............................................9
   SECTION 3.8       CONSENTS AND APPROVALS................................9
   SECTION 3.9       NONCONTRAVENTION.....................................10
   SECTION 3.10       COMPLIANCE WITH LAWS................................10
   SECTION 3.11       COMPANY MATERIAL CONTRACTS..........................11
   SECTION 3.12       FINANCIAL ADVISORY, LEGAL AND OTHER FEES............12
   SECTION 3.13       ERISA COMPLIANCE....................................13
   SECTION 3.14       INTELLECTUAL PROPERTY...............................14
   SECTION 3.15       TAXES...............................................15
   SECTION 3.16       PROPERTIES..........................................17
   SECTION 3.17       ENVIRONMENTAL MATTERS...............................18
   SECTION 3.18       AFFILIATE TRANSACTIONS..............................19
   SECTION 3.19       LABOR RELATIONS.....................................19
   SECTION 3.20       CERTAIN BUSINESS PRACTICES..........................20
   SECTION 3.21       INSURANCE...........................................20
   SECTION 3.22       STATE TAKEOVER STATUTES.............................20
   SECTION 3.23       PRODUCT RECALLS.....................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.................20

   SECTION 4.1       INVESTMENT...........................................21
   SECTION 4.2       ORGANIZATION.........................................21
   SECTION 4.3       DUE AUTHORIZATION....................................22
   SECTION 4.4       NON-CONTRAVENTION....................................22
   SECTION 4.5       LITIGATION...........................................23
   SECTION 4.6       CONSENTS AND APPROVALS...............................23
   SECTION 4.7       SUFFICIENT AVAILABLE FUNDS...........................23
   SECTION 4.8       BENEFICIAL OWNERSHIP.................................23

ARTICLE V COVENANTS OF THE COMPANY........................................24

   SECTION 5.1       CONDUCT OF BUSINESS PENDING CLOSING..................24
   SECTION 5.2       DIRECTORS' AND OFFICERS' INDEMNIFICATION
                     AND INSURANCE........................................26
   SECTION 5.3       NO SOLICITATION OF ALTERNATIVE PROPOSALS.............28
   SECTION 5.4       ACCESS TO INFORMATION................................29
   SECTION 5.5       CONSENTS.............................................30
   SECTION 5.6       RESTRUCTURING........................................30
   SECTION 5.7       INVESTOR AGREEMENT...................................33
   SECTION 5.8       AGREEMENTS WITH FIVE PERCENT HOLDERS.................33
   SECTION 5.9       CORPORATE GOVERNANCE.................................33
   SECTION 5.10       RELEASES............................................33
   SECTION 5.11       NOTIFICATION OF CERTAIN MATTERS.....................33
   SECTION 5.12       REFINANCING TRANSACTIONS............................33
   SECTION 5.13       CLOSING FEE.........................................34
   SECTION 5.14       INVOICES FOR PROFESSIONAL SERVICES..................34

ARTICLE VI COVENANTS OF THE INVESTOR......................................34

   SECTION 6.1       CONSENTS.............................................34
   SECTION 6.2       COMMITMENT LETTER....................................34
   SECTION 6.3       FINANCING............................................35
   SECTION 6.4       APPROVAL OF BANKRUPTCY PLAN..........................35
   SECTION 6.5       SUFFICIENT AVAILABLE FUNDS...........................35
   SECTION 6.6       NOTIFICATION OF CERTAIN MATTERS......................36

ARTICLE VII CONDITIONS....................................................36

   SECTION 7.1       CONDITIONS TO EACH PARTY'S OBLIGATIONS...............36
   SECTION 7.2       CONDITIONS TO THE OBLIGATIONS OF THE INVESTOR........37
   SECTION 7.3       CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.........38

ARTICLE VIII TERMINATION..................................................39

   SECTION 8.1       TERMINATION..........................................39
   SECTION 8.2       FEES AND EXPENSES....................................40

ARTICLE IX NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN
           COVENANTS; NATURE OF REMEDIES..................................42


ARTICLE X CERTAIN DEFINITIONS.............................................42

   SECTION 10.1       CERTAIN DEFINITIONS.................................42
   SECTION 10.2       REFERENCES TO OTHER DEFINITIONS.....................52

ARTICLE XI MISCELLANEOUS..................................................55

   SECTION 11.1       GOVERNING LAW.......................................55
   SECTION 11.2       JURISDICTION; FORUM; SERVICE OF PROCESS;
                      WAIVER OF JURY......................................55
   SECTION 11.3       SUCCESSORS AND ASSIGNS..............................56
   SECTION 11.4       ENTIRE AGREEMENT; AMENDMENT.........................56
   SECTION 11.5       NOTICES.............................................56
   SECTION 11.6       DELAYS OR OMISSIONS.................................57
   SECTION 11.7       COUNTERPARTS........................................58
   SECTION 11.8       SEVERABILITY........................................58
   SECTION 11.9       TITLES AND SUBTITLES................................58
   SECTION 11.10      ACKNOWLEDGMENT......................................58
   SECTION 11.11      NO PUBLIC ANNOUNCEMENT..............................58
   SECTION 11.12      FURTHER ACTIONS; REASONABLE BEST EFFORTS............58
   SECTION 11.13      INTERPRETATION......................................59


                                 EXHIBIT INDEX

Exhibit A     --     Investor Agreement Term Sheet

Exhibit B     --     Break-Up Payment Claim Order

Exhibit C     --     Break-Up Payment Order

                           STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of July 11, 2003, is made by and between Aurora Foods Inc., a Delaware corporation (the "Company"), and J.W. Childs Equity Partners III, L.P., a Delaware limited partnership (the "Investor"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Article X hereof.

                  WHEREAS, each of the Company and the Investor wishes to effect a series of transactions that shall together constitute a capital restructuring of the Company, all on the terms and subject to the conditions set forth herein;

                  WHEREAS, in connection with such capital restructuring, the Investor desires to make a significant investment in the Company;

                  WHEREAS, the parties desire to effectuate such capital restructuring and investment in conjunction with the filing with the Bankruptcy Court of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and the Bankruptcy Plan and the Disclosure Statement relating thereto;

                  WHEREAS, on July 1, 2003, the Company and the Investor entered into an Agreement in Principle (the "Agreement in Principle") with regard to such capital restructuring and investment pursuant to which the parties agreed to negotiate in good faith and use reasonable best efforts to enter into this Agreement;

                  WHEREAS, as contemplated by the Agreement in Principle, the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, upon the terms and subject to the conditions set forth herein, shares of newly-issued common stock, par value $.01 per share (the "New Common Stock"), of the Reorganized Company; and

                  WHEREAS, in connection with such sale and purchase of shares of New Common Stock, the Company and the Investor shall, upon consummation of the transactions contemplated hereby, enter into an Investor Agreement substantially on the terms contained in the term sheet attached as Exhibit A (the "Investor Agreement") setting forth certain registration rights and other rights and agreements pertaining to the Investor's ownership of New Common Stock.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

                                  ARTICLE I

                          PURCHASE AND SALE OF SHARES

            Section 1.1 Issuance and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Reorganized Company shall issue and sell to the Investor and the Investor shall purchase from the Reorganized Company the number of shares of New Common Stock that represents 65.6% of the outstanding shares of New Common Stock on a fully diluted basis as of the Closing Date (subject to adjustment as set forth in Section 5.6(d) hereof, the "Investor Shares").

            Section 1.2 The Purchase Price. The Investor shall pay to the Company, in accordance with the Bankruptcy Plan, by wire transfer of immediately available funds, an aggregate purchase price of $200 million (the "Purchase Price") in consideration for the purchase by the Investor of the Investor Shares upon the Closing (the "Investment").

                                  ARTICLE II

                                  THE CLOSING

            Section 2.1 The Closing. The closing of the purchase and sale of the Investor Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 a.m., local time, after the later of (i) five (5) Business Days after the date upon which all conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) in the event of timely objections to the Initial Calculation, two (2) Business Days after the date upon which the Initial Calculation is finalized pursuant to Sections 2.3(b) and (c) hereof, unless another date or place is agreed in writing by each of the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

            Section 2.2 Deliveries.

                  (a) At the Closing, the Company shall deliver to the
Investor:

                      (i) one or more certificates representing the Investor Shares registered in the name of the Investor (or its nominee or designee) in such amounts as the Investor shall specify to the Company at least three (3) Business Days prior to the Closing Date;

                      (ii) the Investor Agreement executed by the Company;

                      (iii) the officer's certificate contemplated in Section 7.2(h) hereof;

                      (iv) the Governmental Requirements;

                      (v) the Third Party Consents;

                      (vi) a certified copy of the Confirmation Order;

                      (vii) the resignations of certain directors of the Company as specified by the Investor pursuant to Section 5.9 hereof;

                      (viii) the resignation of Dale F. Morrison as Interim Chief Executive Officer of the Company;

                      (ix) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, contemplated in Section 7.2(l) hereof; and

                      (x) such other instruments as are necessary to effectuate the transactions contemplated hereby.

                  (b) At the Closing, the Investor shall deliver to the Company:

                      (i) the Purchase Price, which shall be paid by wire transfer of immediately available funds to an account designated by the Company at least three (3) Business Days prior to the Closing Date;

                      (ii) the Investor Agreement executed by the Investor;

                      (iii) the officer's certificate contemplated in Section 7.3(c) hereof; and

                      (iv) such other instruments as are necessary to effectuate the transactions contemplated hereby.

            Section 2.3 Initial Calculation.

                   (a) No later than two (2) Business Days after the Condition Satisfaction Date, the Company shall prepare and deliver to the Investor a schedule setting forth in reasonable detail the calculation of (i) EBITDA and Adjusted EBITDA for the EBITDA Period and (ii) Working Capital as of the Working Capital Date (collectively, the "Initial Calculation").

                   (b) If the Investor has any objections to the Initial Calculation (or any component thereof), it shall deliver a written statement describing its objections in reasonable detail to the Company not later than two (2) Business Days after its receipt of the Initial Calculation. The Company and the Investor shall use reasonable best efforts to resolve any such objections themselves. If a final resolution of such objections is not made within five (5) Business Days after receipt by the Company of the Investor's written objections, the Investor and the Company shall submit the issue to an auditor (the "Auditor") for resolution. The Auditor shall be the New York office of Deloitte & Touche; provided, that if, for any reason, at the time of such submission, Deloitte & Touche is unavailable to serve as the Auditor or if Deloitte & Touche is not in a neutral and impartial position in relation to the parties as determined by Deloitte & Touche, the parties shall have ten
(10) Business Days from the time of such submission to agree on a substitute Auditor. Failing timely agreement, on the request of either party, the American Arbitration Association shall designate a national accounting firm to serve as the Auditor. If issues in dispute are submitted to the Auditor for resolution, each party shall furnish to the Auditor such work papers and other documents and information relating to the disputed issues as the Auditor may request, and shall be afforded the opportunity to present to the Auditor any material relating to the resolution of the disputed items and to discuss the resolution of the disputed items with the Auditor. The Auditor shall be instructed in performing the review that the Investor and the Company shall each be provided with copies of any and all correspondence and drafts exchanged between any party and the Auditor. The Investor and the Company shall be granted reasonable access to information contained in the documents made available to the Auditor by the other party, provided that any information contained in the documents shall be subject to the terms of the Confidentiality Agreement.

                   (c) The Auditor shall determine (and written notice thereof shall be given to the Company and the Investor) as promptly as practicable, but in any event within ten (10) Business Days of the date on which such dispute is referred to the Auditor, based solely on presentations of the Investor and the Company and not by independent review, (i) whether the Initial Calculation (or any component thereof) was prepared in accordance with the terms of this Agreement and (ii) (only with respect to the disputed items submitted to the Auditor) whether and to what extent (if any) the Initial Calculation (or any component thereof) requires adjustment. The parties shall share equally the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties, and the Auditor's determination of the amount of the Initial Calculation (or any component thereof) shall then be deemed to be the Initial Calculation (or the applicable component thereof) for purposes of this Section 2.3.

                   (d) The Company shall make the work papers and back-up materials used in preparing the Initial Calculation, and the relevant books, records, and the financial staff of the Company available to the Investor and its Advisors during normal business hours and upon reasonable notice during
(i) the review by the Investor of the Initial Calculation and (ii) the resolution by the parties of any objections thereto.

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure schedule delivered by the Company (the "Company Disclosure Schedule") to the Investor simultaneously with the execution and delivery hereof or in the SEC Reports, the Company represents and warrants to the Investor as set forth below. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to such other Sections of this Agreement as is reasonably apparent on the face of the disclosure notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Company Disclosure Schedule (excluding exceptions expressly set forth in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

                  EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE INVESTOR'S RELIANCE THEREON:
(A) THE INVESTOR IS ACQUIRING THE INVESTOR SHARES, AND THE SALE HEREUNDER IS MADE "AS IS" AND "WHERE IS", WITHOUT REPRESENTATION OR WARRANTY; (B) THE COMPANY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO THOSE CONCERNING (I) THE NATURE AND CONDITION OF ANY ASSETS AND THE SUITABILITY OF ANY ASSETS FOR ANY AND ALL ACTIVITIES AND USES, (II) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON ANY ASSETS, AND (III) THE COMPLIANCE OF ANY ASSET OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; (C) THE COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COMPANY OR ANY OF ITS ASSETS; (D) THE INVESTOR IS PURCHASING THE INVESTOR SHARES BASED SOLELY ON THE INVESTOR'S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY THE COMPANY OR THE COMPANY'S REPRESENTATIVES; AND (E) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF ANY FORECASTS OR PROJECTIONS OF REVENUES, SALES, EXPENSES OR PROFITS. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR DAMAGES ARISING FROM A BREACH OF A REPRESENTATION OR WARRANTY FOLLOWING THE CLOSING.

            Section 3.1 Organization; Subsidiaries.

                   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company is, and as of the Closing Date will be, duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                   (b) Sea Coast Foods, Inc. (the "Subsidiary") is a Washington corporation and a direct wholly-owned subsidiary of the Company. The Company owns all of the capital stock of the Subsidiary free and clear of all Liens, other than Permitted Liens, and there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Subsidiary, or any Contracts to which the Company is a party relating to issued or unissued capital stock of the Subsidiary or pursuant to which the Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. The Company does not own any direct or indirect equity interest in any entity other than the Subsidiary.

                   (c) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Subsidiary is, and, as of the Closing Date will be, duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 3.2 Due Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, subject to approval of the Bankruptcy Court, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party is, and the issuance, sale and delivery of the Investor Shares by the Company and the compliance by the Company with this Agreement and each of the other Transaction Documents to which it is a party upon the approval of the Bankruptcy Court, will have been duly authorized by all requisite corporate action of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto or thereto) this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                   Section 3.3 Capitalization.

                   (a) The authorized capital stock of the Company consists of 250,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 30, 2003, there were (i) 77,155,022 shares of Common Stock issued and outstanding, (ii) no shares of Common Stock held in the Company's treasury, (iii) 9,639,031 shares of Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Common Stock ("Options"), (iv) 2,400,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Common Stock ("Warrants"), (v) 5,758,176 shares of Common Stock were issuable upon conversion of Preferred Stock, and (vi) 3,750,000 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred") issued and outstanding. All issued and outstanding shares of Common Stock and Series A Preferred are, and all shares of Common Stock issuable upon exercise of options or conversion of the Series A Preferred, in accordance with the terms of the instruments governing such exercise or conversion, shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.

                   (b) Subject to the Exceptions, except as disclosed in
Section 3.3(a) and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any Contracts of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or the Subsidiary is or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

                   (c) Subject to the Exceptions, and except as set forth in
Section 3.3(c) of the Company Disclosure Schedule, (i) neither the Company nor the Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (ii) there are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which the Company or the Subsidiary is a party with respect to the voting or transfer of any of the outstanding shares of their capital stock. The Company has no "poison pill" rights plan pertaining to its capital stock.

                   (d) All outstanding shares of the Company's and the Subsidiary's capital stock, and all outstanding options, warrants and other securities of the Company and the Subsidiary, have been issued and granted in compliance in all material respects with all applicable federal securities laws.

            Section 3.4 SEC Reports. Unless not required during the pendency of the Bankruptcy Case, and except as set forth in Section 3.4 of the Company Disclosure Schedule, since December 31, 2001, the Company has timely filed with the SEC all registration statements, proxy statements, reports, forms, certifications, schedules and other documents required to be filed by it under applicable federal securities laws. Except as set forth in Section 3.4 of the Company Disclosure Schedule, each SEC Report, on the date of its filing or as subsequently amended, complied as to form in all material respects with the applicable requirements of such laws and did not, on the date of filing or as subsequently amended, contain any untrue statement of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            Section 3.5 Financial Statements. The consolidated financial statements of the Company (including notes thereto) included in the SEC Reports, as subsequently amended, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiary as of the respective dates thereof and for the respective periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

            Section 3.6 Absence of Certain Changes. Subject to the Exceptions, and except as set forth in Section 3.6 of the Company Disclosure Schedule, since December 31, 2002:

                   (a) the Company and the Subsidiary have in all material respects conducted their respective business in the Ordinary Course of Business;

                   (b) neither the Company nor the Subsidiary has taken any actions, and no events have occurred that, individually or in the aggregate, has had or would have a Material Adverse Effect; and

                   (c) neither the Company nor the Subsidiary has taken any action that, if taken after the date of this Agreement without the Investor's consent, would constitute a breach of any of the covenants set forth in
Section 5.1 hereof.

            Section 3.7 Litigation.

                   (a) Subject to the Exceptions, and except as set forth in
Section 3.7(a) of the Company Disclosure Schedule, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened in writing against the Company or the Subsidiary or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to the Company or the Subsidiary would have a Material Adverse Effect.

                   (b) Subject to the Exceptions, and except as set forth in
Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor the Subsidiary is (i) in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (ii) a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except, in each case, where such default or breach, or such order, judgment or decree, would not have a Material Adverse Effect.

            Section 3.8 Consents and Approvals. Except for (a) any required filings under (i) the HSR Act, (ii) the Exchange Act, (iii) any applicable state securities and blue sky laws and (iv) the DGCL in respect of the Charter Amendment, (b) the Regulatory Approvals set forth in Section 3.8 of the Company Disclosure Schedule, (c) the Confirmation Order and the Disclosure Statement Order, (d) the Break-Up Payment Order or Allowed Break-Up Payment Claim, as the case may be, (e) the Creditor Consents set forth in Section 3.8 of the Company Disclosure Schedule, (f) the Contract Consents set forth in
Section 3.8 of the Company Disclosure Schedule, and (g) the License Consents, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity or any third party is required to be made or obtained by the Company or the Subsidiary in connection with the execution, delivery, and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party, except for such consents, approvals, authorizations, declarations, filings, or registrations
(x) which purport to be required to be made or obtained upon the occurrence of the Bankruptcy Case (other than in respect of Material Licenses) or (y) the failure of which to so file or obtain would not (A) materially impair the Company's ability to conduct its business after the Closing substantially as it was conducted immediately prior to the Closing or (B) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party. The items referred to in clauses (a) through (d) of this Section 3.8 are referred to as the "Governmental Requirements" and the items referred to in clauses (e) through (f) are referred to as "Third Party Consents."

            Section 3.9 Noncontravention. Assuming that the Governmental Requirements, the Third Party Consents and the License Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII hereof will be satisfied, neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the Transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of the certificate of incorporation of the Company or the Amended and Restated By-Laws of the Company or the certificate of incorporation or by-laws of the Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a Lien (other than Permitted Liens) under, or otherwise require the consent or waiver of, or notice to, any other party under, any Company Material Contract, or (c) violate any Law applicable to the Company, the Subsidiary or any of their respective properties or assets, except in the case of clause (b) or (c), for violations, breaches, defaults, rights or Liens (other than Permitted Liens) which (i) purport to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (y) materially impair the Company's ability to conduct its business after the Closing substantially as it was conducted immediately prior to the Closing.

            Section 3.10 Compliance with Laws. Subject to the Exceptions, and except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company and the Subsidiary are in compliance in all material respects with all Laws applicable to their business, and neither the Company nor the Subsidiary has received any written notice of any alleged material violation of Law, except where such non-compliance or violation (i) purports to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (y) have a Material Adverse Effect. The Company holds all licenses, permits, consents, registrations, certificates, authorizations or approvals ("Permits"), required for the ownership of the assets and operation of the businesses of the Company and the Subsidiary and, all such Permits are in full force and effect, except where the failure to hold or be in full force and effect (i) purports to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (y) have a Material Adverse Effect.

            Section 3.11 Company Material Contracts.

                   (a) Except for contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "Current 10-K"), Section 3.11(a) of the Company Disclosure Schedule lists as of the date hereof each Contract of the following types to which the Company or the Subsidiary is a party or by or to which the Company or the Subsidiary or any of their properties may be bound or subject:

                      (i) Contracts containing covenants purporting to limit the freedom of the Company or the Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals;

                      (ii) other than purchase orders entered into in the Ordinary Course of Business, Contracts and agreements which require payments to or by the Company or the Subsidiary of at least $2.5 million annually and which, in either case, cannot be canceled by the Company without penalty on notice of ninety (90) days or less;

                      (iii) Contracts constituting indentures, mortgages, promissory notes, loan agreements, bonds, guarantees, letters of credit or other financing agreements or instruments of the Company or the Subsidiary evidencing indebtedness in amounts in excess of $2.5 million;

                      (iv) Contracts providing for the acquisition or disposition of any business or the capital stock of any Person in each case having a purchase price in excess of $2.5 million that has not been consummated;

                      (v) Contracts in respect of any joint venture, partnership or other similar arrangement, in each case involving a contribution of future capital (whether such future capital is contributed in cash, goods or services) in excess of $2.5 million on the part of the Company;

                      (vi) Contracts constituting manufacturer's representative, sales agency, supply, co-packaging, distribution or marketing Contracts (A) having a remaining term of one-year or more (from the date hereof) and which are not terminable by the Company or the Subsidiary without penalty on notice of ninety (90) days or less and
      (B) which are material to the business, results of operations, condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole;

                      (vii) other than capital expenditures reflected in the Company Plan, Contracts under which the Company or the Subsidiary is committed for aggregate capital expenditures in excess of $2.5 million;

                      (viii) Contracts (other than Contracts which are Plans) providing for future payments in excess of $1 million individually that are conditioned, in whole or in part, on a change in control of the Company; and

                      (ix) each amendment, supplement, and modification in respect of any of the foregoing.

                   (b) "Company Material Contract" means (i) the Contracts filed as exhibits to the Current 10-K, (ii) the Contracts disclosed in Section 3.11(a) of the Company Disclosure Schedule, (iii) the Company Leases, and (iv) the Plans which are Contracts. Subject to the Exceptions, and except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (x) each Company Material Contract is a valid and binding obligation of the Company, and is in full force and effect, (y) neither the Company nor the Subsidiary, nor, to the Knowledge of the Company, any other Person, is in breach of or default under any Company Material Contract and (z) neither the Company nor the Subsidiary has received any written notice of a breach or default (which has not been cured) under any Company Material Contract, except where the failure to be so valid and binding and in full force and effect or such breach or default, would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 3.12 Financial Advisory, Legal and Other Fees. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or the Subsidiary in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (a) the advisors identified in Section 3.12 of the Company Disclosure Schedule, (b) other Persons whose fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable do not in the aggregate total more than $1 million (taking into account any amount saved if any of the aforementioned advisors are replaced) and (c) other Persons hired by the Company after the date of this Agreement in connection with the Bankruptcy Case or required to be paid by the Company by the Bankruptcy Code or rules relating thereto or by an order of the Bankruptcy Court.

            Section 3.13 ERISA Compliance.

                   (a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and correct list of each Plan. With respect to each Plan, the Company has heretofore delivered or made available to the Investor true and correct copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof) and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or the Subsidiary relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                   (b) Each Plan has been administered in all material respects in accordance with its terms, and each of the Plans (and any related trust) has been operated and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified or an application for such qualification has been submitted to the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect such qualified status. Each Plan which is primarily subject to the laws of a jurisdiction outside of the United States (each, a "Non-U.S. Plan") is in good standing with applicable regulatory authorities.

                   (c) None of the Company, the Subsidiary nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA or
Section 302 of ERISA in connection with any Plan and no condition exists that presents a material risk to the Company, the Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                   (d) No Plan (i) is subject to Title IV of ERISA; (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or
(iv) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

                   (e) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) with respect to current or former employees for periods extending after retirement or other termination of service (other than (i) coverage mandated by statute or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                   (f) Except as set forth on Schedule 3.13(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or the Subsidiary to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing an increase or acceleration of benefits under any Plan, or (iv) result in any payment or benefit that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                   (g) To the Knowledge of the Company, there is no pending, threatened or anticipated assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan or Non-U.S. Plan (other than routine claims for benefits).

                   (h) There are no unpaid contributions due prior to the date hereof to any Plan (including each Non-U.S. Plan) that are required to have been made under the terms of the Plan or any applicable Laws.

                   (i) Neither the Company nor any other "disqualified person" or "party in interest" as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in a non-exempt "prohibited transaction" as defined in Section 4975 of the Code or Section 406 of ERISA with respect to any Plan.

           Section 3.14  Intellectual Property.

                   (a) Set forth on Section 3.14(a) of the Company Disclosure
Schedule is a complete list of the material trademarks owned or used by the Company or the Subsidiary in connection with the Company's branded consumer products, in each case identifying which are owned and which are licensed. Subject to the Exceptions, and except as set forth in Section 3.14(a) of the Company Disclosure Schedule, with respect to each item of material Intellectual Property owned by the Company or the Subsidiary: (i) the Company or the Subsidiary is the sole owner and possesses all right, title, and interest in and to the item, free and clear of all Liens other than Permitted Liens; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of any Governmental Entity; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of the item, which, in the case of subsection (iii) above, if resolved adversely to the Company or the Subsidiary would have a Material Adverse Effect.

                   (b) Subject to the Exceptions, and except as set forth in
Section 3.14(b) of the Company Disclosure Schedule, with respect to each item of material Intellectual Property which is used but not owned by the Company or the Subsidiary: (i) the Company or the Subsidiary has a valid right to use such items of Intellectual Property; and (ii) except as would not have a Material Adverse Effect, neither the Company nor the Subsidiary is in material breach of any license or sublicense with respect to such Intellectual Property (including the Material Licenses), and no event has occurred that with notice or lapse of time would constitute a material breach by the Company or the Subsidiary thereunder.

                   (c) The Company and the Subsidiary own or have the right to use, without payments to any other Person except pursuant to a license, settlement or similar agreement, all material Intellectual Property either (i) necessary for, or (ii) actually used in, the operation of the business (including, without limitation, in connection with the manufacture, marketing, sale or distribution of any of the Company's products) of the Company and the Subsidiary as and where their business is currently conducted.

                   (d) Subject to the Exceptions, and except as would not have a Material Adverse Effect and except as set forth in Section 3.14(d) of the Company Disclosure Schedule: (i) neither the Company nor the Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties; (ii) neither the Company nor the Subsidiary has received any charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiary must license or refrain from using any intellectual property rights of any third party); and (iii) to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of the Company or the Subsidiary during the past two (2) years (or earlier if not resolved).

                   (e) Except as would not have a Material Adverse Effect, the Intellectual Property owned by the Company and/or the Subsidiary and for which confidentiality is required has been maintained in confidence in accordance with protection procedures believed by the Company and the Subsidiary to be adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.

            Section 3.15 Taxes. Subject to the Exceptions, and except as set forth in Section 3.15 of the Company Disclosure Schedule:

                   (a) The Company and the Subsidiary have timely filed all Tax Returns required to be filed by them under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects. Except to the extent adequately reserved for and reflected on the most recent balance sheets of the Company contained in the SEC Reports, all Taxes due and payable by the Company for all periods or portions thereof ending on or before the Closing Date have been timely paid or provided for.

                   (b) The Company and the Subsidiary have complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld, collected and paid over to the proper governmental authorities all amounts required.

                   (c) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or the Subsidiary, except for any audits or other proceedings (i) that will not result in additional material Taxes, or (ii) with respect to which the Company has established adequate reserves for any resultant Taxes, which reserves are reflected on the most recent balance sheets of the Company contained in the SEC Reports.

                   (d) Neither the Company nor the Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not prior to the expiration of the extension period been filed.

                   (e) Neither the Company nor the Subsidiary has agreed to, nor is it required to make, any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or the Subsidiary that could affect any period or portion thereof beginning on or after the Closing Date, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or the Subsidiary.

                   (f) The Company does not have any material liability for Taxes of any Person other than the Subsidiary (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

                   (g) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company which have not been paid, except for any deficiencies with respect to which the Company has established adequate reserves, which reserves are reflected on the most recent balance sheets of the Company contained in the SEC Reports, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of the Company or the Subsidiary.

                   (h) The Subsidiary does not have any liability for Taxes of any Person other than the Company (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) (ii) by contract, or
(iii) otherwise.

                   (i) Section 3.15 of the Company Disclosure Schedule describes all material adjustments to Tax Returns filed by, or on behalf of, the Company or the Subsidiary, or any affiliated group of corporations of which the Company or the Subsidiary is or was a member, for all taxable years since 1998, that have been proposed in writing by any representative of any Governmental Entity, and the resulting Taxes, if any, proposed to be assessed.

                   (j) There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or the Subsidiary (except for Taxes not yet due).

                   (k) No property owned by the Company or the Subsidiary is property that the Investor, the Company or the Subsidiary is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                   (l) Neither the Company nor the Subsidiary, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                   (m) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                   (n) To the Knowledge of the Company, neither the Company nor the Subsidiary is a party (other than as an investor) to any industrial development bond.

                   (o) To the Knowledge of the Company, neither the Company nor the Subsidiary was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to the Company or the Subsidiary due to the contemplated transaction.

                   (p) To the Knowledge of the Company, during the previous two years neither the Company nor the Subsidiary has engaged in any exchange under which the gain realized on such exchange was not recognized due to
Section 1031 of the Code.

                   (q) To the Knowledge of the Company, none of the property owned or used by the Company or the Subsidiary is subject to a lease other than a "true" lease for federal income tax purposes.

            Section 3.16  Properties.

                   (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property owned in fee by the Company or the Subsidiary (the "Company Owned Real Property") and (ii) all material real property leases and subleases (including the corresponding overleases) to which the Company or the Subsidiary is a party (the "Company Leases").

                   (b) Subject to the Exceptions, and except as disclosed in
Section 3.16(b) of the Company Disclosure Schedule:

                      (i) the Company and the Subsidiary have good, marketable title to the Company Real Property free of all Liens including good, valid and enforceable leasehold interests in and to the Company Leased Real Property pursuant to the Company Leases, in each case subject to the Permitted Liens;

                      (ii) there are no outstanding consents which have not yet been obtained by the Company or the Subsidiary, as applicable, in connection with the leasing of any of the Company Leased Real Property, except for consents the failure to obtain would not result in a Material Adverse Effect;

                      (iii) except for outstanding Third Party Consents, (x) the use and operation of the Company Real Property in the conduct of the business of the Company and the Subsidiary does not violate any instrument of record or agreement affecting the Company Real Property and (y) there are no outstanding notices of default under any of the Company Leases which individually, or in the aggregate, would materially adversely affect the Company's use of the Company Leased Real Property;

                      (iv) valid policies or commitments of title insurance have been issued insuring the Company's or, if applicable, the Subsidiary's fee simple title to the Company Owned Real Property, subject only to the matters set forth in such policies or commitments; and

                      (v) (x) each material certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Owned Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Owned Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Owned Real Property has been obtained and is in full force and effect, and (y) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement having a material adverse effect on the use thereof or the business or operations of the Company or the Subsidiary has been issued by any Governmental Entity.

            Section 3.17 Environmental Matters. Subject to the Exceptions, and except as set forth in Section 3.17 of the Company Disclosure Schedule:

                   (a) the Company Real Property (the "Company Facilities") is in compliance with all applicable Environmental Laws including, but not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, where the failure to comply with such Environmental Laws would result in a Material Adverse Effect;

                   (b) there is no pending or threatened claim, lawsuit or administrative proceeding against the Company or the Subsidiary under any Environmental Law, which would have a Material Adverse Effect. The Company has not received written notice from any person, including a Governmental Entity, alleging that the Company or the Subsidiary is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and would result in a Material Adverse Effect; and

                   (c) there have been no Releases, spills or discharges of Hazardous Materials on or underneath any of the Company Real Property, that would result in a Material Adverse Effect.

            Section 3.18 Affiliate Transactions. Subject to the Exceptions, and except as set forth in Section 3.18 of the Company Disclosure Schedule, none of the executive officers or directors (or immediate family members thereof) of the Company or the Subsidiary nor any Five Percent Holder is party to any Contract with the Company or has any material interest in any property, real, personal or mixed, tangible or intangible, owned by or used in the business of the Company or the Subsidiary.

            Section 3.19 Labor Relations. Subject to the Exceptions, and except as set forth in Section 3.19 of the Company Disclosure Schedule:

                   (a) the Company and the Subsidiary are in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except where such non-compliance would not have a Material Adverse Effect;

                   (b) neither the Company nor the Subsidiary has received written notice of any charge or complaint against either the Company or the Subsidiary pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding any alleged unlawful employment practice which, if resolved adversely to the Company or the Subsidiary, would have a Material Adverse Effect;

                   (c) neither the Company nor the Subsidiary is a party to any collective bargaining agreement and there is no work stoppage or labor strike pending or threatened against the Company or the Subsidiary; and

                   (d) neither the Company nor the Subsidiary has received written notice that any representation petition respecting the employees of the Company or the Subsidiary has been filed with the National Labor Relations Board.

            Section 3.20 Certain Business Practices. Since January 1, 2002, neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any directors, officers, agents or employees of the Company and/or the Subsidiary acting on behalf of the Company or the Subsidiary have (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

            Section 3.21 Insurance. The Company and the Subsidiary maintain policies of insurance in amounts that the Company believes to be reasonably sufficient to insure against risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and have been issued by insurers of recognized responsibility. The Company has received no written notice of default under any such policies and no written notice of cancellation of any such coverage.

            Section 3.22 State Takeover Statutes. The Company has opted out of
Section 203 of the DGCL and, as a result, Section 203 of the DGCL is inoperable as to the Investment. To the Knowledge of the Company, no other state takeover statute applies to this Agreement or any of the transactions contemplated hereby.

            Section 3.23 Product Recalls. Except as set forth in Section 3.23 of the Company Disclosure Schedule, since January 1, 2002, the Company has not instituted any material recalls or withdrawals of products produced or sold by the Company or the Subsidiary, and there has not been any similar action of any Governmental Entity with respect to such products.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

            Except as set forth in the disclosure schedule delivered by the Investor (the "Investor Disclosure Schedule") to the Company simultaneously with the execution and delivery hereof, the Investor hereby represents and warrants to the Company as set forth below. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to such other Sections of this Agreement as is reasonably apparent on the face of the disclosure notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Investor Disclosure Schedule (excluding exceptions expressly set forth in the Investor Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

            Section 4.1 Investment.

                   (a) The Investor is acquiring the Investor Shares for investment for its own account, and not with a view to any resale or distribution thereof in violation of the Securities Act. The Investor understands that the Investor Shares have not and subject to the terms of the Investor Agreement will not be registered under the Securities Act or any state securities laws by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed herein.

                   (b) The Investor acknowledges that the Investor Shares to be purchased by the Investor must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. The Investor's financial condition and investments are such that it is in a position to hold the Investor Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. The Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of the Investor Shares. The Investor qualifies as (i) an "accredited investor" as such term is defined in
Section 2(15) of the Securities Act and Regulation D promulgated thereunder or
(ii) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

                   (c) The Investor (i) has had an opportunity to conduct a due diligence investigation concerning the Company's business operations, financial affairs and prospects; (ii) has received all the information it considers necessary for deciding whether to enter into the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party; (iii) has examined and reviewed the SEC Reports; and (iv) has, in conjunction with its legal counsel and other advisors, evaluated the risk factors inherent in an investment in the Investor Shares.

            Section 4.2 Organization. The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor's general partner is J.W. Childs Advisors III, L.P., a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, whose general partner is J.W. Childs Associates, L.P., a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, whose general partner is J.W. Childs Associates, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the Investor and the foregoing entities being referred to herein collectively as the "Investor Entities" and individually as an "Investor Entity").

            Section 4.3 Due Authorization. The Investor has all necessary power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, subject to approval of the Bankruptcy Court, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and each of the other Transaction Documents to which it is a party is, and the acceptance of the Investor Shares by the Investor and the compliance by the Investor with this Agreement and each of the other Transaction Documents to which it is a party, upon the approval of the Bankruptcy Court, will have been duly authorized by all requisite action of each of the Investor Entities. This Agreement has been, and each of the other Transaction Documents to which the Investor is a party when executed and delivered by the Investor will be, duly and validly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the other parties hereto or thereto) this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Investor will constitute, a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

            Section 4.4 Non-Contravention. Assuming that the Governmental Requirements and the Third Party Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in
Article VII hereof will be satisfied, neither the execution, delivery or performance by the Investor of this Agreement or any of the other Transaction Documents to which the Investor is a party nor the consummation of the Transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of the organizational documents of any Investor Entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a Lien under, any of the terms, conditions or provisions of, or otherwise require the consent or waiver of, or notice to, any other party under, any bond, note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument to which any Investor Entity is a party or by which any of them or any of their respective properties or assets is bound, or (c) violate any Law applicable to any Investor Entity, or any of their respective properties or assets, except (in the case of clause (b) or (c)), for violations, breaches, defaults, rights or Liens which (i) purport to become effective upon the occurrence of the Bankruptcy Case, (ii) individually or in the aggregate, would not materially adversely affect the ability of the Investor to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (iii) would not have a Material Adverse Effect.

            Section 4.5 Litigation.

                   (a) Except as set forth in Section 4.5 of the Investor Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Investor, threatened in writing against any Investor Entity or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which (i) is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to such Investor Entity would have a Material Adverse Effect.

                   (b) Except as set forth in Section 4.5 of the Investor Disclosure Schedule, no Investor Entity is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and no Investor Entity is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except, in each case, where such default, or breach, or such order, judgment or decree, would not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or
(ii) have a Material Adverse Effect.

            Section 4.6 Consents and Approvals. Except for the Governmental Requirements, no consent, approval, authorization of, declaration, filing, or registration with any Governmental Entity or any third party is required to be made or obtained by any Investor Entity in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for such consents, approvals, authorizations, declarations, filings, or registrations the failure of which to so file or obtain would not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) have a Material Adverse Effect.

            Section 4.7 Sufficient Available Funds. The Investor presently has undrawn capital commitments drawable by it upon ten (10) Business Days' notice in an amount sufficient to pay the Purchase Price and from the date hereof through and including the Closing will continue to have, undrawn capital commitments sufficient to pay such amounts and otherwise satisfy all of its financial obligations under this Agreement. Other than the ten (10) Business Day notice referred to above, there are no conditions to the Investor's ability to draw down such capital commitments through the Closing Date.

            Section 4.8 Beneficial Ownership. As of the date of this Agreement, the Investor has no record or beneficial ownership of, and does not hold investment authority over, any securities of the Company.

                                  ARTICLE V

                           COVENANTS OF THE COMPANY

            Section 5.1 Conduct of Business Pending Closing. Subject to the Exceptions, and except as set forth in Section 5.1 of the Company Disclosure Schedule, or as consented to by the Investor (which consent shall not be unreasonably withheld), during the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall not permit the Subsidiary to:

                   (a) conduct its business other than in the Ordinary Course of Business;

                   (b) other than dividends and distributions by the Subsidiary to the Company, (i) declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any capital stock in the Company or the Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                   (c) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its shares of capital stock or any other voting securities or any securities convertible into, exercisable for or exchangeable with, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock pursuant to (i) the exercise of Options and Warrants outstanding on the date hereof, (ii) any mandatory provisions of any Plan and (iii) the conversion of Series A Preferred outstanding on the date hereof;

                   (d) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement;

                   (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any "business" as defined in Rule 3-05(a)(2) of Regulation S-X;

                   (f) other than with respect to Permitted Liens, sell, exchange, lease, sublease or otherwise dispose of any of the Company Real Property or other assets of the Company or Subsidiary (other than Intellectual Property), except for dispositions in the Ordinary Course of Business of (x) inventory, (y) receivables pursuant to the Receivables Facility or (z) other property or assets that are not material to the operation of the business of the Company and the Subsidiary taken as a whole;

                   (g) other than (x) with respect to Permitted Liens and (y) licenses in the Ordinary Course of Business, (i) sell, pledge, dispose of, transfer, license, encumber, abandon or fail to maintain, or (ii) authorize the sale, pledge, disposition, transfer, encumbrance, abandonment or failure to maintain of, any rights to items of material Intellectual Property;

                   (h) other than the Existing Credit Facility, the DIP Financing, the New Credit Facility and the High Yield Offering, incur any indebtedness for borrowed money or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case in excess of $1 million and up to an aggregate of $2.5 million, except under the Receivables Facility and for surety bonds issued in the Ordinary Course of Business;

                   (i) authorize or make aggregate commitments with respect to capital expenditures in excess of $2.5 million above the aggregate capital expenditures reflected in the Company Plan;

                   (j) increase the compensation payable or to become payable or the benefits provided to, or pay any bonus (other than a bonus paid or options required to be paid or issued pursuant to a Plan in effect as of the date hereof) to, any director, officer or employee of the Company or the Subsidiary, or grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any director, officer or other employee of the Company or of the Subsidiary, or establish, adopt, enter into or amend, except as required to comply with applicable law, any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, other than (x) pursuant to the Key Employee Retention Plan, (y) for payments to non-executive employees pursuant to existing Plans and policies of the Company or (z) suspension of the Company's 1998 Employee Stock Purchase Plan;

                   (k) terminate the employment of any executive officer (other than by accepting the resignations of Dale F. Morrison or Paul Graven) of the Company other than for cause;

                   (l) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets from, or enter into any Contract with, any Five Percent Holder, or any of the Company's or the Subsidiary's executive officers or directors (or immediate family members thereof), other than payment of compensation and benefits in the Ordinary Course of Business or as permitted under Section 5.1(j) hereof;

                   (m) other than (x) in the Ordinary Course of Business and
(y) as required under the terms of any existing Contract or any other Contract entered into in accordance with this Section 5.1, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise) (not otherwise subject to clause (o) below) in excess of $1 million;

                   (n) other than any Contract entered into with respect to the Financing, the DIP Financing or High Yield Offering, enter into any Contract that (i) is outside the Ordinary Course of Business and (ii) (x) presents a material risk of delaying the Closing, (y) requires the Company to make payments in excess of $1 million, or (z) subjects the Company or the Subsidiary to any material non-compete or other similar material restriction on the conduct of their businesses that would be binding following the Closing;

                   (o) other than pursuant to the Bankruptcy Plan, effect any settlement or compromise of any pending or threatened Litigation in respect of which the Company or the Subsidiary is or could have been a party, unless such individual settlement (i) includes an unconditional written release of the Company and the Subsidiary, in form and substance reasonably satisfactory to the Company, from all liability on claims that are the subject matter of such proceeding, (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of the Company and the Subsidiary and (iii) involves the payment by the Company of less than $2 million (in excess of any payments made pursuant to or by insurance policies) individually and, when taken together with all other such individual settlements, involved payment by the Company of less than $5 million in the aggregate (in excess of any payments made pursuant to or by insurance policies);

                   (p) change its methods of accounting, except as required by changes in GAAP or SEC accounting; make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have the effect of materially increasing the Tax liability of the Company or the Subsidiary, except as required by law;

                   (q) modify, amend or otherwise alter the Bankruptcy Plan in a manner that is adverse to the Investor (other than in accordance with the terms of this Agreement);

                   (r) make any voluntary pre-payments or other voluntary distributions on or in respect of the Senior Notes or the Sub Debt; or

                   (s) agree to take any of the foregoing actions.

            Section 5.2 Directors' and Officers' Indemnification and
Insurance.

                   (a) On or prior to the Closing Date, the Company shall put in place and, thereafter, the Company shall maintain in effect for not less than six years after the Closing Date, the Company's current directors' and officers' insurance policies, if such insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of the Company and the Subsidiary on the date hereof, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Closing Date; provided, however, that in order to maintain or procure such coverage, the Company shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than three (3) times the most recent premium paid by the Company for such coverage for the period from June 25, 2003 through June 25, 2004 (the "Cap"); provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Company shall be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                   (b) From and after the Closing Date, the Company shall indemnify and hold harmless to the fullest extent permitted under applicable law (including by any Governmental Entity), each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or the Subsidiary (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys fees), judgments, fines, penalties and amounts paid in settlement in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date.

                   (c) The Company shall keep in effect for a period of not less than six years from the Closing Date (or, in the case of matters occurring prior to the Closing Date which have not been resolved prior to the sixth anniversary of the Closing Date, until such matters are finally resolved) all provisions in the Company's certificate of incorporation and bylaws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and other applicable laws (including by any Governmental Entity), and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

                   (d) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the surviving entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 5.2.

                   (e) The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

            Section 5.3 No Solicitation of Alternative Proposals.

                   (a) Except as set forth in this Section 5.3, neither the Company nor the Subsidiary shall, directly or indirectly through any of its officers, directors, employees, financial advisors, investment bankers, attorneys, accountants or other representatives or agents (collectively, "Representatives"), or otherwise, (i) solicit, initiate, facilitate (including by way of furnishing information), seek, assist or encourage the submission of any Alternative Proposal, or (ii) except as determined by the Board of Directors in good faith to be necessary to satisfy the fiduciary duties of the Board of Directors under applicable law, after consultation with outside legal counsel and financial advisors, in response to any bona fide written Alternative Proposal which did not result from a breach of Section 5.3(a)(i), participate in any discussions or negotiations regarding, or furnish to any Person, any information (provided that, prior to furnishing such information, the Company enters into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, any bona fide written Alternative Proposal. The Company shall, and shall direct or cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal.

                   (b) Except as set forth in this Section 5.3(b), the Board of Directors shall not (i) prior to commencement of the Bankruptcy Case, withhold, withdraw, amend, change or modify, or publicly propose to withhold, withdraw, amend, change or modify, in a manner adverse to the Investor, the approval or recommendation by the Board of Directors of this Agreement, (ii) prior to commencement of the Bankruptcy Case, approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal or (iii) cause or permit the Company to enter into any letter of intent or any agreement, contract or commitment with respect to any Alternative Proposal ("Alternative Agreement") or seek Bankruptcy Court approval of an Alternative Agreement or Alternative Proposal. Notwithstanding the foregoing, the Board of Directors may take any of the actions referred to above in this Section 5.3(b) with regard to a Superior Proposal in the event that the Board of Directors determines in good faith that such action is necessary to satisfy its fiduciary duties under applicable law, after consultation with outside legal counsel and financial advisors; provided that, prior to or contemporaneous with taking any action referred to in clause (iii) above with regard to an Alternative Proposal, the Company has provided the notice required by the last sentence of subparagraph (c) below and the Board of Directors shall cause the Company to terminate this Agreement pursuant to Section 8.1(h) hereof.

                   (c) The Company shall, within 24 hours of receipt thereof, advise the Investor of (i) any Alternative Proposal, Stand Alone Proposal or written request for information with respect to any Alternative Proposal or Stand Alone Proposal, the material terms and conditions of such Alternative Proposal, Stand Alone Proposal or request and the identity of the Person making such Alternative Proposal, Stand Alone Proposal or request and (ii) any changes in any such Alternative Proposal, Stand Alone Proposal or request. The Company shall provide the Investor with at least two (2) Business Days written notice prior to entering into any Alternative Agreement.

                   (d) As used herein, (i) "Alternative Proposal" shall mean any proposal or offer from any Person other than the Investor or any Affiliate of the Investor relating to an Acquisition Transaction, other than a Stand Alone Proposal and (ii) "Superior Proposal" shall mean an Alternative Proposal with terms that the Board of Directors determines in good faith (after receiving advice of the Company's outside financial adviser), taking into account all relevant aspects of the proposal and the Person making the proposal, would, if consummated, result in a transaction that is (x) more favorable to the Company's stakeholders than the transactions contemplated by this Agreement, and (y) reasonably capable of being completed.

                   (e) Nothing contained herein shall in any manner limit, restrict or preclude the Company or its Representatives from engaging in any discussions or negotiations with, providing any information to, or entering into any letter of intent, agreement, contract or commitment with any proponent of a Stand Alone Proposal or any Representatives thereof. In no event shall the taking of any action in respect of a Stand Alone Proposal constitute a withdrawal or change in recommendation of this Agreement by the Board of Directors.

           Section 5.4  Access to Information.

                   (a) Until the Closing Date, the Company shall use its reasonable best efforts to (i) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Investor (collectively, "Advisors"), reasonable access during normal business hours to its properties (including access to existing real property appraisals and existing Phase I environmental reports), books, contracts, commitments and records; (ii) furnish the Investor and its Advisors with copies of all such contracts, books and records and other existing documents and data as the Investor and/or its Advisors may reasonably request; (iii) make available during normal business hours to the Advisors the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as the Investor may reasonably request; and (iv) furnish the Investor and its Advisors with such additional financial, operating and other data and information concerning the Company and the Subsidiary as the Investor and/or its Advisors may reasonably request and as may be reasonably available to the Company; provided, however, that nothing in this Section 5.4(a) or otherwise shall require the Company to furnish to the Investor or its Advisors any materials prepared by the Company's financial advisors or legal advisors.

                   (b) The Investor shall keep all information disclosed to the Persons identified in clause (a) above pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions contemplated hereby (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

            Section 5.5 Consents. The Company shall cooperate with the Investor and use its reasonable best efforts to (a) solicit and obtain all of the Governmental Requirements, all Third Party Consents and all License Consents as well as any other consents, waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents and (b) timely make all necessary filings under the HSR Act and seek to obtain early termination of the waiting period under the HSR Act.

            Section 5.6 Restructuring.

                   (a) The Company, the Subsidiary and the Investor shall use their reasonable best efforts to effectuate the Restructuring. In furtherance of and without limiting the generality of the foregoing, the Company and the Subsidiary shall commence a Bankruptcy Case and promptly propose a Bankruptcy Plan and related Disclosure Statement, with the Bankruptcy Court and promptly seek to obtain the Confirmation Order with respect to the Bankruptcy Plan and the Break-Up Payment Order. The Company shall provide the Investor an opportunity to review and comment on the Disclosure Statement prior to the filing thereof and shall reasonably consider the Investor's comments thereto.

                   (b) The Company, the Subsidiary and the Investor shall use their reasonable best efforts to cause the Bankruptcy Plan to be confirmed as promptly as practicable. Except as may be otherwise mutually agreed in writing by the Company and the Investor, the Bankruptcy Plan shall provide as follows:

                      (i) the Existing Credit Facility shall be reduced in principal amount by approximately $67.3 million, with the remaining balance being refinanced via a new approximately $391 million senior secured credit facility and approximately $197.4 million in new senior unsecured notes with a ten (10) year maturity (or cash to the extent the High Yield Offering is conducted in such manner and amount as to reduce or repay, in whole or in part, the Existing Credit Facility) and the Lenders shall have waived any right to the "Asset Sale Fee" and "Excess Leverage Fee" as defined in the Existing Credit Facility;

                      (ii) the Receivables Facility shall be repaid in full and terminated;

                      (iii) the holders of the Senior Notes will be offered new senior unsecured notes in the aggregate principal amount of approximately $29.1 million with a 10 year maturity (or cash to the extent the High Yield Offering is conducted in such manner and amount as to reduce or repay, in whole or in part, the Senior Notes);

                      (iv) each holder of the Sub Debt will be offered its pro rata share, determined in accordance with the fully accreted value at maturity of the Sub Debt, of such holder's Sub Debt as a portion of the fully accreted value at maturity of all Sub Debt (with cash amounts rounded down to the nearest cent), of approximately $110 million in cash and shares of New Common Stock that represent approximately 29.5% of the outstanding New Common Stock on a fully diluted basis as of the Closing Date (subject to adjustment pursuant to Section 5.6(d) hereof);

                      (v) holders of the Series A Preferred and Common Stock, together with those parties with claims arising from the purchase and sale of the Common Stock (including holders of options or warrants to purchase shares of Common Stock), will be offered shares of New Common Stock that represent approximately 4.9% of the outstanding New Common Stock on a fully diluted basis as of the Closing Date (subject to adjustment pursuant to Section 5.6(d) hereof);

                      (vi) all of the outstanding shares of Common Stock and the Series A Preferred will be cancelled on or immediately prior to the Closing with no further rights or obligations relating thereto and that, as of the Closing, the authorized capital stock of the Reorganized Company will consist of a number of shares of New Common Stock determined by the Investor;

                      (vii) no executory contracts or leases shall be rejected, other than the rejection of Company Leases as determined by the Investor; in the event of a rejection of any Company Lease, the Company shall pay all termination, settlement or other costs relating to such rejection (collectively, the "Rejection Amounts");

                      (viii) all other claims against the Company shall be unimpaired; provided that, to the extent the Investor and the Company mutually agree, the Bankruptcy Plan may impair Litigation claims.

                   (c) Notwithstanding the foregoing provisions of clause
(b)(v) above, in the event that the inclusion of this provision would prevent the confirmation of the Bankruptcy Plan under Section 1129 of the Bankruptcy Code (including the "cramdown" provisions thereof) the Bankruptcy Plan and this Section 5.6 shall be deemed to have been modified or abrogated to the extent necessary to obtain confirmation of the Bankruptcy Plan (without the Investor being required to provide additional consideration).

                   (d) In the event that, immediately prior to the Closing (assuming the consummation of the Bankruptcy Plan), Net Debt exceeds the Maximum Net Debt Amount then (i) the number of Investor Shares to be issued to the Investor at the Closing shall be increased to that number of Investor Shares that represents the Adjusted Percentage of the outstanding shares of New Common Stock on a fully diluted basis as of the Closing Date and (ii) the percentages of New Common Stock set forth in Sections 5.6(b)(iv) and (v) hereof shall be proportionately reduced.

                   (e) In the event that immediately prior to the Closing (assuming consummation of the Bankruptcy Plan), Net Debt is less than the Maximum Net Debt Amount, then the Company may, in its sole discretion, utilize cash in the amount of such difference to effectuate the Restructuring (including cash under bank borrowings).

                   (f) In connection with and conditioned upon the consummation of the Bankruptcy Plan, the Investor intends for the Reorganized Company to adopt a management stock option plan containing terms and conditions (including the number of shares of New Common Stock authorized thereunder) as shall be approved by the Investor.

                   (g) The Company shall propose the Bankruptcy Plan, and (i) if this Agreement has been terminated prior to the commencement of the Bankruptcy Case under circumstances in which the Investor is entitled to the Break-Up Payment, a motion (the "Break-Up Payment Claim Motion") seeking allowance as an Administrative Claim in the Company's Bankruptcy Case of the Investor's claim for payment of the Break-Up Payment (the "Allowed Break-Up Payment Claim"), together with all necessary supporting papers and a proposed Break-Up Payment Claim Order substantially in the form of the order attached hereto as Exhibit B, or (ii) if this Agreement remains in force at the time of the commencement of the Bankruptcy Case, a motion (the "Break-Up Payment Motion") for approval of the Break-Up Payment as an administrative expense in the Bankruptcy Case, together with all necessary supporting papers and a proposed Break-Up Payment Order substantially in the form of the order attached hereto as Exhibit C.

                   NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A SOLICITATION OR OFFER TO SELL OR EXCHANGE SECURITIES TO ANY PERSON OTHER THAN THE INVESTOR.

            Section 5.7 Investor Agreement. At or prior to the Closing, the Company shall enter into the Investor Agreement.

            Section 5.8 Agreements with Five Percent Holders. The Company shall use reasonable best efforts to seek to obtain the consents referred to in Section 7.2(m) hereof.

            Section 5.9 Corporate Governance. Immediately prior to the Closing, the Company shall cause the resignations of certain directors of the Company as shall be specified by the Investor in a manner consistent with the Investor Agreement.

            Section 5.10 Releases. The Company shall use reasonable best efforts to ensure that the Confirmation Order shall provide, among other things, that the directors, officers, advisors, attorneys, investment bankers and agents of the Company, the Investor and their respective affiliates, members, managers, shareholders, partners, representatives, employees, attorneys and agents are released, to the extent permitted by applicable Laws (including by any Governmental Entity), from any and all Litigation related to the Restructuring or the Restructuring Transaction.

            Section 5.11 Notification of Certain Matters. From the date hereof through the Closing, the Company shall give prompt notice to the Investor of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Company's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Company to limit, alter or amend its representations and warranties contained herein.

            Section 5.12 Refinancing Transactions. The Company and the Subsidiary shall use their reasonable best efforts to assist the Investor in effecting the Refinancing Transactions.

            Section 5.13 Closing Fee. At the Closing, the Company shall pay to the Investor (a) a fee of $6 million plus (b) up to $2.5 million in Reimbursable Expenses (such amount paid pursuant to this clause (b), the "Actual Investor Reimbursable Expenses").

            Section 5.14 Invoices for Professional Services. The Company and the Subsidiary shall request each of their respective Representatives to submit invoices to them no earlier than three (3) Business Days prior to the Closing Date in respect of any amounts payable by the Company and/or the Subsidiary to such Representatives as of the date of such invoice. Such invoices shall include a reasonable estimate of the expected fees payable to such Representatives for the period from the date of such invoice through the Closing Date.

                                  ARTICLE VI

                           COVENANTS OF THE INVESTOR

            Section 6.1 Consents. The Investor shall cooperate with the Company and use its reasonable best efforts to (a) obtain all of the Governmental Requirements, all Third Party Consents and all License Consents, as well as any other consents, waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents, and (b) timely make all necessary filings under the HSR Act and obtain early termination of the waiting period under the HSR Act.

            Section 6.2 Commitment Letter. The Investor shall use reasonable best efforts to obtain the Commitment Letter by August 31, 2003. In the event that the Commitment Letter is provided to the Company by such date and thereafter the Commitment Letter (or any Replacement Commitment) expires or is terminated by the lenders thereunder, then the Investor shall use reasonable best efforts to obtain a renewal of the Commitment Letter (or any Replacement Commitment) or a new commitment letter (in either case, a "Replacement Commitment"), on terms and conditions that satisfy the definition of Commitment Letter on or before the date that is thirty (30) days after the date on which the Commitment Letter (or any Replacement Commitment) expired or was terminated (the "Commitment Cure Date").

            Section 6.3 Financing. The Investor shall use its reasonable best efforts to effect (collectively, the "Refinancing Transactions"):

                   (a) either (i) one or more amendments to the Existing Credit Facility such that the Company and the Subsidiary are provided with the appropriate level of liquidity as is needed in order to effectuate the Restructuring and to obtain confirmation of the Bankruptcy Plan or (ii) the entry into definitive agreements with respect to the New Credit Facility, in either case, with a term loan in a minimum principal amount of $391 million and a revolving credit facility in a minimum principal amount of $50 million and on customary terms for a credit facility of similar principal amount for a similarly situated borrower of comparable size with a similar credit profile as the Company and which is emerging from a case under Chapter 11 of the Bankruptcy Code (in either case, the "Financing");

                   (b) an offering of high yield debt securities in an amount sufficient to pay cash (i) to the Lenders in lieu of the new senior unsecured notes referred to in Section 5.6(b)(i) hereof and (ii) to the holders of the Senior Notes in lieu of the new senior unsecured notes referred to in Section 5.6(b)(iii) hereof (the "High Yield Offering");

                   (c) to the extent that the High Yield Offering is not effected, the issuance of the new senior unsecured notes referred to in Sections 5.6(b)(i) and 5.6(b)(iii) hereof; and

                   (d) such other refinancing transactions as may be mutually agreed upon by the Investor and the Company and which are incorporated within the Bankruptcy Plan.

            Section 6.4 Approval of Bankruptcy Plan. As long as this Agreement is in effect, the Investor agrees with respect to all of the Sub Debt, Common Stock, Preferred Stock and any other securities of the Company it may hold, if any, (a) to vote, or cause to be voted, timely in favor of the Bankruptcy Plan, (b) not to revoke or withdraw such vote, or permit such vote to be revoked or withdrawn, and (c) to forbear, or cause to be forborne, exercising its remedies under the indentures governing the Sub Debt. The Investor shall furnish such information as the Company may reasonably request in connection with any Bankruptcy Case and will otherwise reasonably support the Company's preparation and presentation of any motion, filing, disclosure statement or other pleading in the Bankruptcy Case consistent with the terms of this Agreement.

            Section 6.5 Sufficient Available Funds. The Investor shall promptly notify the Company of any event or circumstance which at any time from the date of this Agreement through and including the Closing Date could
(i) result in or be reasonably expected to result in insufficient funds being available to the Investor or (ii) hinder or reasonably be expected to hinder the Investor's financial ability to perform its obligations under this Agreement. No such notice shall limit, alter or amend the Investor's representations and warranties contained in Section 4.7 hereof.

            Section 6.6 Notification of Certain Matters. From the date hereof through the Closing, the Investor shall give prompt notice to the Company of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Investor's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Investor to limit, alter or amend its representations and warranties contained herein.

                                 ARTICLE VII

                                  CONDITIONS

            Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                   (a) HSR Approval. The applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

                   (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (collectively, "Restraints") preventing consummation of any of the transactions contemplated in this Agreement shall be in effect. No Law shall be in effect which prohibits the transactions contemplated by this Agreement.

                   (c) Bankruptcy Case. The Bankruptcy Plan shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order, and the Confirmation Order shall be in form and substance reasonably satisfactory to the Company and the Investor and shall be final and non-appealable.

                   (d) Governmental Requirements. The Governmental Requirements shall have been satisfied, made or obtained and be in effect on the Closing Date.

                   (e) Charter Amendment. The Company shall have filed with the Secretary of State of the State of Delaware the Charter Amendment and shall have received confirmation from the Secretary of State as to the effectiveness thereof.

            Section 7.2 Conditions to the Obligations of the Investor. The obligation of the Investor to consummate the transactions contemplated in this Agreement with respect to the Investment shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                   (a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date, the representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct, except where the failures of such representations and warranties to be so true and correct shall not, individually or in the aggregate, result in a Material Adverse Effect.

                   (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                   (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

                   (d) Intellectual Property Licenses. Either (i) the Confirmation Order shall expressly provide that each Material License be (x) in full force and effect following the Closing, (y) free and clear of any Liens other than any Liens granted in connection with the New Credit Facility and (z) if applicable, assumed by the Company or the Subsidiary (as appropriate) pursuant to Section 365 of the Bankruptcy Code or (ii) the License Consents shall have been obtained and shall be in effect on the Closing Date.

                   (e) Third Party Consents. The Third Party Consents shall have been obtained and be in effect on the Closing Date, except where the failure to obtain such consents does not constitute a Material Adverse Effect.

                   (f) Bankruptcy Order Regarding New Common Stock. The Bankruptcy Court shall have entered an order to the effect that all shares of New Common Stock to be outstanding or subject to issuance upon completion of the Restructuring shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens, issued in compliance with all federal and state securities laws and not issued in violation of, or subject to any, preemptive rights or other rights to subscribe for or purchase securities.

                   (g) Minimum EBITDA. Cumulative Actual EBITDA shall not have been less than the EBITDA Threshold.

                   (h) Officer's Certificate. The Company shall have furnished the Investor with a certificate, dated as of the Closing Date, and signed on behalf of it by a duly authorized officer to the effect that, to such officer's knowledge, the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) hereof have been satisfied.

                   (i) Investor Agreement. The Company shall have executed and delivered the Investor Agreement.

                   (j) Financing. The Company shall have (i) received the Financing, and (ii) repaid in full the Receivables Facility.

                   (k) Personnel. Dale F. Morrison shall have resigned as Interim Chief Executive Officer of the Company effective on or prior to the Closing Date and Lawrence K. Hathaway shall have been named Chief Executive Officer of the Company.

                   (l) Opinion. The Investor shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that, based solely upon its review of the docket in the Bankruptcy Case, the Confirmation Order is non-appealable.

                   (m) Five Percent Holder Agreements. Each of Fenway Partners, Inc., MDC Management Company III, L.P. and their respective Affiliates (other than portfolio companies) shall have consented to the termination of each agreement between them and the Company or the Subsidiary, other than any securities of the Company, or such agreements shall otherwise be of no force and effect following the Closing.

            Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                   (a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date, the representations and warranties of the Investor set forth in this Agreement (without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct except where the failures of such representations and warranties to be true and correct shall not, individually or in the aggregate, result in a material adverse effect on the ability of the Investor to fulfill its obligations under this Agreement and the other Transaction Documents.

                   (b) Performance of Obligations. The Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                   (c) Officer's Certificate. The Investor shall have furnished the Company with a certificate, dated as of the Closing Date, and signed on behalf of it by a duly authorized officer to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.3(a) and 7.3(b) hereof have been satisfied.

                                 ARTICLE VIII

                                  TERMINATION

            Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated in this Agreement may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated in this Agreement shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not relieve any party from liability for any breach hereof prior to such termination nor shall it terminate the Company's obligations under Section 5.3(c) hereof or this
Article VIII):

                   (a) by the mutual written consent of the Investor and the Company;

                   (b) by the Investor or the Company, if the Closing has not occurred by February 20, 2004 (the "Expiration Date"); provided, that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date and (ii) in the event that, after commencement of the Bankruptcy Case, the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Investor or recommends an Alternative Proposal then the Company may not so terminate until June 19, 2004;

                   (c) by the Investor or the Company, if there shall be any Law that makes consummation of the purchase of the Investor Shares hereunder illegal or otherwise prohibited or if any Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Investor Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

                   (d) by the Investor or the Company, if the Company enters into a letter of intent or any agreement, contract or commitment with respect to a Stand Alone Proposal;

                   (e) by the Investor, if (i) the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Investor prior to commencement of the Bankruptcy Case, (ii) the Board of Directors recommends an Alternative Proposal prior to commencement of the Bankruptcy Case, or (iii) the Company enters into an Alternative Agreement prior to commencement of the Bankruptcy Case, or (iv) the Company enters into an Alternative Agreement after commencement of the Bankruptcy Case and such Alternative Agreement is approved by the Bankruptcy Court;

                   (f) (i) by the Investor, if any of the conditions to the obligations of the Investor set forth in Section 7.1 hereof or Section 7.2 hereof are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within thirty days after the giving of written notice to the Company; and (ii) by the Company, if any of the conditions to the obligations of the Company set forth in Section 7.1 hereof or Section 7.3 hereof are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within thirty days after the giving of written notice to the Investor; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any party who at such time is in material breach of any of its obligations hereunder; or

                   (g) by the Company (i) on or after August 31, 2003, if the Investor has not provided to the Company by such date copies of the Commitment Letter, or (ii) on or after any Commitment Cure Date, if a Replacement Commitment is not in full force and effect; or

                   (h) by the Company, if (i) the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that entering into an Alternative Agreement with regard to a Superior Proposal is necessary to satisfy the fiduciary duties of the Board of Directors under applicable law; provided that the Company shall have the right to terminate this Agreement pursuant to this subparagraph (h) only if it has complied with the provisions of Section 5.3 hereof, and shall comply with the requirements of Section 8.2 hereof relating to any required payment (including the timing of any payment) of the Break-Up Payment or Allowed Break-Up Payment Claim, as the case may be, prior to termination of this Agreement pursuant to this Section 8.1(h).

            Section 8.2 Fees and Expenses.

                   (a) The Investor shall be entitled to receive from the Company a payment in an aggregate amount equal to $10,000,000 (the "Termination Payment") if at the time of termination of this Agreement the Investor is not in material breach of any of its obligations hereunder, and
(i) the Investor terminates this Agreement pursuant to Section 8.1(e) hereof or the Company terminates this Agreement pursuant to Section 8.1(h) hereof and
(ii) in the case of termination by the Investor pursuant to Section 8.1(e)(i) or (ii) hereof, within nine months following such termination, the Company enters into an Alternative Agreement.

                   (b) The Investor shall be entitled to reimbursement by the Company for (i) all of the Investor's Reimbursable Expenses up to an aggregate amount of $2.5 million if at the time of termination of this Agreement, the Investor is not in material breach of any of its obligations hereunder and this Agreement is terminated pursuant to Section 8.1(d) hereof and (ii) all of the Investor's Reimbursable Expenses up to an aggregate amount of $1.0 million if at the time of termination of this Agreement, the Investor is not in material breach of any obligations hereunder and this Agreement is terminated pursuant to Section 8.1(g)(i) hereof. Notwithstanding anything contained herein to the contrary, in no event shall the Investor be entitled to any reimbursement pursuant to this Section 8.2(b) in the event that the Investor is entitled to a Termination Payment.

                   (c) If this Agreement (i) is terminated prior to the commencement of the Bankruptcy Case and the Board of Directors has determined not to commence a Bankruptcy Case (for any reason), then the Break-Up Payment shall be paid to the Investor no later than two (2) Business Days following the date upon which the Break-Up Payment becomes payable to the Investor pursuant to Section 8.2(a) hereof or Section 8.2(b) hereof, (ii) is terminated prior to the commencement of the Bankruptcy Case and the Company at such time in good faith intends to file the Bankruptcy Case, then distribution to be made on account of the Allowed Break-Up Payment Claim shall be made as ordered by the Bankruptcy Court; provided, that if the Bankruptcy Case is not filed within six months after the Break-Up Payment becomes payable pursuant to
Section 8.2(a) hereof or Section 8.2(b) hereof, the Break-Up Payment shall be paid within two (2) Business Days after the expiration of such six month period, or (iii) remains in force at the time of the commencement of the Bankruptcy Case, then any payment of the Break-Up Payment, in same day funds, to the Investor shall occur (x) upon the closing of the first Alternative Proposal completed following termination of this Agreement, or (y) as otherwise prescribed in the Break-Up Payment Order if it shall have been entered by the Bankruptcy Court.

                   (d) The Company shall promptly, but in no event later than three (3) Business Days after commencement of the Bankruptcy Case, take all action reasonably necessary, including filing any motion, proposed order and supporting documents, to seek approval from the Bankruptcy Court of the Company's obligation to pay the Break-Up Payment to the Investor as an Administrative Claim in the Bankruptcy Case.

                   (e) The Company acknowledges and agrees that (i) the payment of the Break-Up Payment or, if applicable, the allowance of the Allowed Break-Up Payment Claim and the Company's agreement to request Administration Claim status therefore is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of the Company's obligations to make this payment and agree to request such status, the Investor would not have entered into this Agreement and (iii) time is of the essence with respect to the payment of the Break-Up Payment.

                   (f) Except as set forth above in this Section 8.2, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expenses, whether or not the Restructuring is consummated.

                                  ARTICLE IX

           NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN
                        COVENANTS; NATURE OF REMEDIES

            None of the representations and warranties of the Company or the Investor contained in Articles III or IV hereof, including the Company Disclosure Schedule and the Investor Disclosure Schedule, or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in Articles V and VI hereof (other than Section 5.9) shall survive the Closing. Section 5.9 hereof and the parties' other respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing (including the Company's obligations pursuant to Article VIII hereof) shall survive the Closing indefinitely unless otherwise set forth herein. The Investor's sole remedy for
(x) a breach of the Company's representations or warranties or (y) a failure of any of the conditions to the Investor's obligation to consummate the transactions contemplated in this Agreement to be satisfied other than by reason of fraud or an intentional breach of an agreement of the Company contained in this Agreement shall be to terminate this Agreement, subject to any rights it may have under Section 8.2 hereof.

                                  ARTICLE X

                              CERTAIN DEFINITIONS

            Section 10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1.

            "Acquisition Transaction" means any (i) refinancing, restructuring, or reorganization of the capital structure of the Company, (ii) acquisition of all or a substantial part of the assets of the Company or a majority of the voting securities of the Company, or (iii) merger, business combination, recapitalization, restructuring, liquidation or dissolution involving the Company, whether or not in the context of a case filed under the Bankruptcy Code.

            "Adjusted EBITDA" means (a) EBITDA of the Company for the relevant period, as set forth in the Company Plan, less (b) amounts expended from July 1, 2003 through the end of the relevant period for marketing and other related expenses in respect of the introduction by a competitor of the Company of new products consistent with the marketing plan previously provided to the Investor which are in excess of the amount of marketing and other related expenses set forth in the Company Plan up to an aggregate amount of $2.5 million.

            "Adjusted Percentage" means, expressed as a percentage, a fraction, the numerator of which equals the Purchase Price and the denominator of which equals (a) $910.7 million plus (b) the Maximum Net Debt Adjustment minus (c) the Net Debt as of the Closing Date.

            "Administrative Claim" means a claim entitled to administrative expense priority under Sections 503(b) and/or 507(a)(1) of the Bankruptcy Code.

            "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

            "Bankruptcy Case" means all legal proceedings instituted in a United States Bankruptcy Court in connection with the Restructuring Transaction; provided, that for all purposes relating to the approval or payment of the Break-Up Payment to which the Investor becomes entitled prior to the commencement of the Bankruptcy Case hereunder, "Bankruptcy Case" shall mean all legal proceedings instituted in a United States Bankruptcy Court by the Company subsequent to the date of such termination in connection with the Company's restructuring of its financial circumstances and/or capitalization.

            "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. ss. 101, et seq., as now in effect or hereafter amended.

            "Bankruptcy Court" means the United States Bankruptcy Court or other U.S. federal court of competent jurisdiction in which the Bankruptcy Case is pending.

            "Bankruptcy Plan" means the plan of reorganization under Chapter 11 of the Bankruptcy Code containing the terms set forth in Section 5.6(b)(i)-(viii) hereof, with such changes or supplements thereto as may be mutually agreed by the Company and the Investor.

            "Board of Directors" means the Board of Directors of the Company.

            "Break-Up Payment" means, (a) in the event that the Investor is entitled to receive the Termination Payment pursuant to Section 8.2(a) hereof, the Termination Payment, or (b) in the event that the Investor is entitled to receive Reimbursable Expenses pursuant to Section 8.2(b) hereof, such Reimbursable Expenses.

            "Break-Up Payment Order" means an order of the Bankruptcy Court approving the Break-Up Payment as an administrative expense of the Company's bankruptcy estate.

            "Business Day" shall have the meaning provided in the Bankruptcy
Code.

            "Charter Amendment" means an amendment to the Company's certificate of incorporation in form and substance reasonably satisfactory to the Investor and in compliance with Section 1123(a)(6) of the Bankruptcy Code.

            "Claim" means any claim, demand, action, suit, lawsuit, litigation, hearing, arbitration, proceeding or appeal, whether civil or criminal, administrative or otherwise, by or before any Governmental Authority or arbitrator.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Leased Real Property" means all interests in real property pursuant to the Company Leases.

            "Commitment Letter" means a commitment letter from credible financing sources which (a) has a term of at least four months, (b) provides for the Financing, (c) is in commercially reasonable form and (d) is not subject to any due diligence condition.

            "Company Plan" means the business plan of the Company, dated as of June 13, 2003, previously provided to the Investor.

            "Company Real Property" means, collectively, the Company Owned Real Property and the Company Leased Real Property.

            "Condition Satisfaction Date" means the date on which the conditions set forth in Sections 7.1(a)-(d), 7.2(c)-(f) and 7.2(m) have been satisfied.

            "Confidentiality Agreement" means the Confidentiality, Secrecy and Non-Disclosure Agreement between J.W. Childs Associates, L.P. and the Company dated March 25, 2003.

            "Confirmation Order" means the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to
Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, (i) that the sale of the Investor Shares pursuant to this Agreement shall be free and clear of all Liens, (ii) an express finding that the parties to the Bankruptcy Case and the Investor have acted in good faith, and (iii) that the issuance of shares of New Common Stock to creditors under the Bankruptcy Plan is exempt from registration under the Securities Act.

            "Contract" means any agreement, contract or obligation (whether written or oral) that is legally binding.

            "Contract Consents" means the consents of third parties required under Contracts to which the Company is a party or pursuant to which it or any of its assets or properties is subject.

            "Creditor Consents" means such consents or agreements of creditors and security holders as shall be required to effectuate the Restructuring Transaction.

            "Cumulative Actual EBITDA" means EBITDA for the EBITDA Period, as determined pursuant to Section 2.3 hereof.

            "Cumulative Targeted EBITDA" means Adjusted EBITDA for the EBITDA Period.

            "Derivative Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to hedge the Company or its Subsidiary against fluctuations in interest rates.

            "Derivative Amount" means (a) any amounts paid by the Company in respect of the settlement and/or termination of any Derivative Agreement less
(b) any amounts contemplated to be paid in the ordinary course as contemplated in the Company Plan through September 30, 2003.

            "DGCL" means the Delaware General Corporation Law.

            "DIP Financing" means a credit facility that will provide the Company and the Subsidiary with the appropriate level of debtor-in-possession financing on or after the commencement of the Bankruptcy Case, on terms reasonably acceptable to both the Company and the Investor.

            "Disclosure Statement" means the disclosure statement filed under
Section 1125 of the Bankruptcy Code in connection with the Bankruptcy Plan in the Bankruptcy Case.

            "Disclosure Statement Order" means an order entered by the Bankruptcy Court approving the Disclosure Statement.

            "EBITDA" means, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of the Company and the Subsidiary for such period adjusted (without duplication) as follows: plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) non-cash expenses related to writedowns of property, plant, equipment, intangible assets and other non-current assets, (iv) net total federal, state and local income tax expense, (v) gross interest expense for such period less gross interest income for such period, (vi) extraordinary losses that would appear as such on an income statement in accordance with GAAP, (vii) any non-recurring charge or restructuring charge that has been deducted in the calculation of operating income, (viii) the cumulative effect of any change in accounting principles, and (ix) costs and expenses incurred by the Company or the Subsidiary during such period including any success fees which would be payable upon the Closing for the financial advisors, investment bankers, attorneys, accountants or other professionals retained by them in connection with the Restructuring, less (b) extraordinary gains that would appear as such on an income statement in accordance with GAAP.

            "EBITDA Differential" means an amount equal to the lesser of (a) Cumulative Targeted EBITDA minus Cumulative Actual EBITDA and (b) $15 million; provided that in the event that Cumulative Actual EBITDA is greater than Cumulative Targeted EBITDA, the EBITDA Differential shall equal zero.

            "EBITDA Period" means the period from June 1, 2003 through (a) in the event that the Condition Satisfaction Date occurs during the first 21 days of a calendar month, the last day of the month immediately preceding the full month immediately preceding the Condition Satisfaction Date or (ii) in the event that the Condition Satisfaction Date occurs after the first 21 days of a calendar month, the last day of the full month immediately preceding the Condition Satisfaction Date.

            "EBITDA Threshold" means, with respect to the EBITDA Period, an amount equal to the sum of (a) 75% of Adjusted EBITDA for the month of June, 2003 plus (b) 85% of Adjusted EBITDA for subsequent months.

            "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

            "Exceptions" means any action, event, item, matter or circumstance that is (a) required or permitted by (i) this Agreement or any other Transaction Document or (ii) the Restructuring Transaction or (b) disclosed in the SEC Reports.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Existing Credit Facility" means the Fifth Amended And Restated Credit Agreement among the Company, the lenders listed therein, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, and certain other agents, dated as of November 1, 1999, as amended at any time, and all documents (including without limitation any security agreements or guarantees) related thereto.

            "FDA" means the U.S. Food and Drug Administration and any successor Governmental Entity.

            "Five Percent Holder Agreements" means (a) the Securityholders Agreement, dated as of April 8, 1998, by and among Aurora/VDK LLC, MBW Investors LLC, VDK Foods LLC and the other parties signatory thereto, (b) the Advisory Agreement, dated as of April 8, 1998, between MDC Management Company III, L.P. and Aurora/VDK LLC, Van de Kamp's, Inc., VDK Holdings, Inc., the Company and Aurora Foods Holdings Inc. and (c) the Advisory Agreement, dated as of April 8, 1998, among Fenway Partners, Inc. and Aurora/VDK LLC, Van de Kamp's, Inc., VDK Holdings, Inc., the Company and Aurora Foods Holdings Inc.

            "Five Percent Holder" means any Person who "beneficially owns" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that any such Person has the right to acquire, whether or not such right is exercisable immediately), five percent (5%) or more of any class of the Company's capital stock, and shall include the officers, directors, employees, and partners of such Person.

            "Governmental Entity" means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

            "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

            "Indebtedness" means, as applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business),
(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, and (e) all indebtedness of the type described in clauses (a) through (d) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that obligations under the Derivative Agreements do not constitute Indebtedness.

            "Intellectual Property" means all (a) patents and patent applications; (b) trademarks, trade names, service marks, designs, logos, slogans and general intangibles of like nature, and registrations and applications therefor and the goodwill related thereto; (c) Internet domain names (d) computer software programs (other than commercially available "off-the-shelf" software programs); (e) copyrights and registrations and applications therefor; and (f) trade secrets, know-how, inventions, processes, confidential information, formulae, algorithms, models and methodologies; in each case, owned by the Company or the Subsidiary or used in their respective businesses as currently conducted.

            "IRS" means the Internal Revenue Service.

            "Key Employee Retention Plan" means a plan to be proposed by the Company to retain key employees pending consummation of the Bankruptcy Plan providing for payments no greater than $200,000 individually or $1 million in the aggregate.

            "Knowledge of the Company" means the actual knowledge of one or more of Dale F. Morrison, William R. McManaman, Richard A. Keffer, Eric Brenk, Michael J. Hojnacki, Ronald B. Hutchison, and John L. Currie.

            "Knowledge of the Investor" means the actual knowledge of John W. Childs, Adam L. Suttin, Jeffrey J. Teschke, and Allan A. Dowds.

            "Laws" means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

            "Lenders" means the lenders under the Existing Credit Facility.

            "License Consents" means the consents of the licensors under the Material Licenses.

            "Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind.

            "Material Adverse Effect" means any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets generally, (b) this Agreement or the transactions contemplated hereby or the announcement thereof, (c) the filing of the Bankruptcy Case, (d) any actions taken, or announcements made, by the Investor or its Affiliates or Representatives, or (e) war, armed conflicts, terrorist acts or similar external events or the material escalation thereof.

            "Material Licenses" means the licenses granted pursuant to the agreements set forth in items 22 and 78-85 of Section 3.11(a) of the Company Disclosure Schedule.

            "Maximum Net Debt Amount" means (a) $606.0 million plus the Maximum Net Debt Adjustment.

            "Maximum Net Debt Adjustment" means the EBITDA Differential, plus or minus (a) the Working Capital Adjustment Amount, plus (b) the Derivative Amount, plus (c) the Settlement Amount, plus (d) all Rejection Amounts, plus
(e) the Actual Investor Reimbursable Expenses, plus (f) all commitment and facility fees incurred in connection with the Financing, plus (g) up to $2.7 million in respect of premiums paid to maintain and/or procure directors' and officers' insurance pursuant to Section 5.2(a) hereof.

            "Net Debt" means, as of any day, the total Indebtedness of the Company and the Subsidiary on such day, net of cash on hand on such day, in each case, as would be shown on a consolidated balance sheet of the Company and the Subsidiary as of such day prepared in accordance with GAAP.

            "New Credit Facility" means a new senior credit facility that will provide the Company and the Subsidiary with the appropriate level of liquidity needed in order to effectuate the Restructuring and obtain confirmation of the Bankruptcy Plan.

            "Ordinary Course of Business" means the ordinary course of business of the Company and the Subsidiary.

            "Permitted Liens" means (a) any Lien permitted or required under the Existing Credit Facility; (b) any Lien permitted or required under the New Credit Facility; (c) any Lien approved by the Bankruptcy Court, including, Liens granted pursuant to a cash collateral and/or debtor-in-possession financing order and Liens granted as adequate protection; (d) any Lien granted pursuant to any forbearance agreements, or amendments thereto, entered into with respect to the Existing Credit Facility, including the Vendor Lien Program; (e) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's financial statements in accordance with GAAP; (f) with respect to Company Real Property, (i) any Liens or other title defects which are not in a liquidated amount and which do not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) or (ii) Liens on Company Owned Real Property that are identified on title commitments or title policies (x) which do not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (y) with respect to which no material breach exists; and (g) inchoate materialmen's, mechanics', carriers', workmen's, repairmen's and similar Liens arising in the Ordinary Course of Business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

            "Person" means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Plan" means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, retention or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is party, whether written or oral, for the benefit of any current employees, officers, independent contractors, or directors of the Company or the Subsidiary, including the Key Employee Retention Plan.

            "Receivables Facility" means the Receivables Facility, dated as of April 19, 2000 as amended, by and between the Company and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank) and all documents related thereto.

            "Regulatory Approvals" means all approvals, consents, waivers, certificates, and other authorizations reasonably required to be obtained from, or any filings required to be made with, the FDA or any other federal, state, foreign or municipal regulatory agency having jurisdiction over the Company or the Investor in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

            "Reimbursable Expenses" means the reasonable legal, accounting, consulting and other out-of-pocket fees and expenses, which fees and expenses are supported by customary and appropriate documentation delivered to the Company, which documentation relates to the amount of the expense and which fees and expenses were incurred by the Investor or on its behalf in connection with any of the transactions contemplated by this Agreement and that have not previously been reimbursed.

            "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

            "Reorganized Company" means the Company as reorganized pursuant to the Restructuring.

            "Restructuring" means the restructuring of the combined capitalization of the Company and the Subsidiary pursuant to the Bankruptcy Plan.

            "Restructuring Transaction" means any or all of the following: (i) deferral by the Company of payments due on the Sub Debt, (ii) initiation and implementation of the Vendor Lien Program, (iii) discussions and negotiations with the Company's creditors in order to reduce or refinance outstanding senior and subordinated indebtedness of the Company, (iv) adoption and implementation of the Key Employee Retention Plan and suspension of the Company's 1998 Employee Stock Purchase Plan, (v) negotiation and implementation of the DIP Financing, (vi) negotiations and establishment of a New Credit Facility (or amendment of the Existing Credit Facility in accordance with Section 6.3(a) hereof), (vii) negotiation and implementation of the High Yield Offering, (viii) commencement of the Bankruptcy Case and adoption and implementation of the Bankruptcy Plan, and (ix) any other transaction, filing, case, action or event, or other series of transactions, filings, cases, actions or events (including, without limitation, a consent solicitation, a prenegotiated plan or any other bankruptcy case), whereby the completion of which, as evidenced by a final order, if applicable, the Company, in all material respects, shall have effectuated the Restructuring.

            "SEC" means the United States Securities and Exchange Commission and any successor Governmental Entity.

            "SEC Reports" means all annual reports, quarterly reports, proxy statements and other reports filed by the Company with the SEC under the Exchange Act since December 31, 2001 and through the date of this Agreement.

            "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

            "Senior Notes" means the 12% Senior Unsecured Notes of the Company, dated June 27, 2002 and July 2, 2002, respectively, and due October 1, 2006, in the aggregate principal amount of $25 million.

            "Settlement Amount" means any amounts paid by the Company in settlement of any pending Litigation.

            "Stand Alone Proposal" means any proposal in respect of an Acquisition Transaction proposed by an official or unofficial committee of the Company's creditors, which does not contemplate an equity infusion other than from (i) creditors generally (e.g., a rights offering), or (ii) Persons who as of July 1, 2003 held 5% or more of any class of the Company's outstanding indebtedness (other than any private equity Affiliates of such Persons).

            "Sub Debt" means the Company's 9 7/8% Senior Subordinated Notes due 2007, the Company's 9 7/8% Series C Senior Subordinated Notes due 2007, and the Company's 8 3/4% Senior Subordinated Notes due 2008.

            "Sub Debt Holder" means a holder or group of holders of, or a committee representing holders of, Sub Debt.

            "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, alternative minimum or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

            "Tax Return" means a report, return, form or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns.

            "Transaction Documents" means this Agreement and the Investor Agreement.

            "Vendor Lien Program" means the program initiated by the Company in connection with the Restructuring under which the Company is offering vendors the ability to obtain a junior secured lien on substantially all of the assets of the Company in return for making shipments after July 1, 2003 on customary terms.

            "Working Capital" means (a) the sum of (i) net accounts receivable plus (ii) total inventories net of reserves plus (iii) prepaid expenses (other than in respect of premiums paid to maintain or procure directors' and officers' insurance pursuant to Section 5.2(a) hereof) minus (b) the sum of
(i) accounts payable plus (ii) accrued expenses excluding accrued interest, accrued dividends and plant shutdown reserves, in each case, of the Company and the Subsidiary on a consolidated basis.

            "Working Capital Adjustment Amount" means the following: (a) in the event that the Working Capital determined from the Initial Calculation is greater than $54.8 million, the Maximum Net Debt Amount shall be increased by an amount equal to such excess; and (b) in the event that the Working Capital determined from the Initial Calculation is less than $54.8 million, the Maximum Net Debt Amount shall be reduced by an amount equal to such deficiency.

            "Working Capital Date" means a date no more than ten (10) days prior to the second Business Day after the Condition Satisfaction Date; provided, that Working Capital amounts in respect of (a) net accounts receivable, total inventories and accounts payable shall be as of a date no more than five (5) days prior to such second Business Day and (b) accrued expenses incurred in connection with the Restructuring shall be accrued through the Closing Date.

            Section 10.2 References to Other Definitions. For purposes of this Agreement, each of the following terms shall have the meaning assigned to such term on the page set forth opposite such term in the index below.

Actual Investor Reimbursable Expenses - Section 5.13........................34
Advisors - Section 5.4(a)...................................................29
Agreement - PREAMBLE.........................................................1
Agreement in Principle - PREAMBLE............................................1
Allowed Break-Up Payment Claim - Section 5.6(g).............................32
Alternative Agreement - Section 5.3(b)......................................28
Alternative Proposal -Section 5.3(d)........................................29
Auditor - Section 2.3(b).....................................................4
Break-Up Payment Claim Motion - Section 5.6(g)..............................32
Break-Up Payment Motion - Section 5.6(g)....................................33
Cap - Section 5.2(a)........................................................27
Closing - Section 2.1........................................................2
Closing Date - Section 2.1...................................................2
Commitment Cure Date - Section 6.2..........................................34
Common Stock - Section 3.3(a)................................................7
Company - PREAMBLE...........................................................1
Company Disclosure Schedule - ARTICLE III....................................5
Company Facilities - Section 3.17(a)........................................18
Company Leases - Section 3.16(a)............................................17
Company Material Contract - Section 3.11(b).................................12
Company Owned Real Property - Section 3.16(a)...............................17
Current 10-K - Section 3.11(a)..............................................11
Expiration Date - Section 8.1(b)............................................39
Financing - Section 6.3(a)..................................................35
GAAP - Section 3.5...........................................................8
Governmental Requirements - Section 3.8.....................................10
High Yield Offering - Section 6.3(b)........................................35
HSR Act - Section 7.1(a)....................................................36
Indemnified Party - Section 5.2(b)..........................................27
Initial Calculation - Section 2.3(a).........................................4
Investment - Section 1.2.....................................................2
Investor - PREAMBLE..........................................................1
Investor Agreement - PREAMBLE................................................1
Investor Disclosure Schedule - ARTICLE IV...................................20
Investor Entities -Section 4.2..............................................22
Investor Shares - Section 1.1................................................2
Litigation - Section 3.7(a)..................................................9
New Common Stock - PREAMBLE..................................................1
Non-U.S. Plan - Section 3.13(b).............................................13
Options - Section 3.3(a).....................................................7
Permits - Section 3.10......................................................10
Preferred Stock - Section 3.3(a).............................................7
Proceeding - Section 11.2...................................................55
Purchase Price - Section 1.2.................................................2
Refinancing Transactions - Section 6.3......................................35
Rejection Amounts - Section 5.6(b)(vii).....................................32
Replacement Commitment - Section 6.2........................................34
Representatives - Section 5.3(a)............................................28
Restraints - Section 7.1(b).................................................36
Selected Courts - Section 11.2(a)...........................................55
Series A Preferred - Section 3.3(a)..........................................7
Subsidiary - Section 3.1(b)..................................................6
Superior Proposal -Section 5.3(d)...........................................29
Termination Payment - Section 8.2(a)........................................40
Third Party Consents - Section 3.8..........................................10
Warrants - Section 3.3(a)....................................................7

                                  ARTICLE XI

                                 MISCELLANEOUS

            Section 11.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

            Section 11.2 Jurisdiction; Forum; Service of Process; Waiver of Jury. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, each of the Company and the Investor hereby irrevocably:

                   (a) submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in New Castle County, or any federal bankruptcy court where the Bankruptcy Case is pending (the "Selected Courts"), for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

                   (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investor at their respective addresses referred to in Section
11.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

                   (c) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

            Section 11.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other party's prior written consent. The Investor shall be permitted to assign its rights and obligations under this Agreement to any of its Affiliates, in each case without the consent of any other party hereto. Except as set forth in Section 5.2 hereof, only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

            Section 11.4 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercede all prior agreements relating to the subject matter hereof (specifically excluding the Confidentiality Agreement which remains in effect in accordance with its terms). Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by the Company and by the Investor expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

            Section 11.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with receipt confirmed), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:

            (i) if to the Company, to:

                 Aurora Foods Inc.
                 11432 Lackland Road
                 St. Louis, MO  63146
                 Fax:  (314) 801-2313
                 Attn: Richard A. Keffer, Esq.

                with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 4 Times Square
                 New York, NY 10036-6522
                 Fax:  (212) 735-2000
                 Attn: J. Gregory Milmoe, Esq.
                       Patricia Moran, Esq.

            (ii) if to the Investor, to:

                  J.W. Childs Equity Partners III, L.P.
                  111 Huntington Avenue - Suite 2900
                  Boston, MA 02199-7610
                  Fax: 617-753-1101
                  Attn: John W. Childs
                        Adam L. Suttin

                with a copy to:

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, NY 10022
                  Fax:  (212) 836-8689
                  Attn: Stephen C. Koval, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

            Section 11.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investor upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investor of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, in equity, or otherwise afforded to the Company or the Investor shall be cumulative and not alternative.

            Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 11.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided, that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.

            Section 11.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            Section 11.10 Acknowledgment. The parties acknowledge and agree that the Confidentiality Agreement, dated October 2, 2002, between the Investor and Merrill Lynch & Co., as Agent for the Company, has been terminated and is no longer in force or effect.

            Section 11.11 No Public Announcement. Neither the Company nor the Investor shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement or by law or rule of the New York Stock Exchange, and then only after consultation with the other regarding the basis of such obligation and the content of such press release, public announcement or filing or as the parties shall mutually agree. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Documents shall be in the form heretofore agreed to by the parties.

            Section 11.12 Further Actions; Reasonable Best Efforts.

                   (a) Without waving any right to terminate this Agreement under Section 8.1 hereof, upon the terms and subject to the conditions hereof, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

                   (b) In connection with and without limiting the foregoing, the parties shall use reasonable best efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Documents or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Documents or any other transaction contemplated thereby, to take all action necessary to ensure that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Transaction Documents.

           Section 11.13  Interpretation.

                   (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                   (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                          [SIGNATURE PAGES TO FOLLOW]


                   IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

                                   AURORA FOODS INC.


                                   By:   /s/  DALE F. MORRISON
                                        -------------------------------------
                                        Name:   Dale F. Morrison
                                        Title:  Chairman and Interim
                                                Chief Executive Officer


                                    J.W. CHILDS EQUITY PARTNERS III, L.P.

                                    By:  J.W. Childs Advisors III, L.P.,
                                         its general partner
                                    By:  J.W. Childs Associates, L.P., its
                                         general partner
                                    By:  J.W. Childs Associates, Inc., its
                                         general partner

                                    By:   /s/  ADAM L. SUTTIN
                                         -------------------------------------
                                         Name:  Adam L. Suttin
                                         Title: Vice President

                                                                    EXHIBIT A

                              INVESTOR AGREEMENT

                                  TERM SHEET

Parties: Aurora Foods Inc. (the "Company") and J.W. Childs Equity Partners III, L.P. (the "Investor").

Board Seats
-----------

    o The Company's board of directors (the "Board") shall be comprised of a maximum of seven directors.

    o The Investor will have the right to designate the number of directors necessary to give the Investor a majority representation on the Board. The Investor's right to designate Board members terminates in the event it holds less than 50% of the Investor Shares.

    o The Sub Debt Holders will have the right to designate one member of the Company's Board, subject to the Investor's reasonable approval.

Management Fee
--------------

    o For so long as the Investor holds 50% of the shares issued under the Stock Purchase Agreement, the Company will pay the Investor a monthly management fee of $60,000.

Registration Rights
-------------------

Demand Rights
-------------

    o Commencing on the earlier of (i) the second anniversary of the Closing or (ii) six months after a public offering, holders of at least a majority of shares of the common stock issued pursuant to the Stock Purchase Agreement ("Registrable Securities") may request that the Company file a registration statement covering Registrable Securities having specified net proceeds.

    o   The Agreement provides for two demand registrations.

    o The Company is not obligated to effect any demand registration (i) after the ten year anniversary of the Closing or (ii) during a period in which any other registration statement involving the Registrable Securities has been filed or has been declared effective within the prior 90 days.

    o The Company has the right to delay any demand registration for up to 90 days if it determines that the filing of a registration statement would require it disclose material confidential information. The Company may exercise this right on two occasions during any twelve-month period.

    o In the event of an underwriter cutback, the Registrable Securities take priority over other shares being registered.

Piggyback Rights
----------------

    o Piggyback rights commence on the earlier of (i) the second anniversary of the Closing or (ii) six months after a public offering.

    o In the event of an underwriter cutback, shares other than Registrable Securities take priority over Registrable Securities.

Expenses
--------

    o The Company pays registration expenses of all demand and piggyback registrations, exclusive of underwriters' discounts. The Company does not pay the fees of any advisors to any holder of Registrable Securities.

Lock-Up Provision
-----------------

    o   180-day lock-up.

Transfer of Registration Rights
--------------------------------

    o The registration rights may be transferred in connection with a transfer by the Investor of at least 50% of the then outstanding Registrable Securities.

Indemnification
---------------

    o The parties will provide customary rights to indemnification in connection with any registration.

                                                                     EXHIBIT B


                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - x
                                      :
In re:                                :      Chapter 11
                                      :
AURORA FOODS INC.,                    :      Case No. 03-_____ (   )
     et al.,                          :
                                      :      Jointly Administered
                       Debtors.       :
                                      :
- - - - - - - - - - - - - - - - - - - x

                   ORDER ALLOWING BREAK-UP PAYMENT CLAIM AS
                             ADMINISTRATIVE CLAIM(1)

                  Upon the motion, dated July [__], 2003 (the "Motion"),(2) of Aurora Foods Inc. and its subsidiary, Sea Coast Foods, Inc., debtors and debtors-in-possession (together, the "Debtors"), for entry of an order allowing as an administrative claim the Allowed Break-Up Payment Claim described in Section 8.2 of the stock purchase agreement (the "Purchase Agreement"); and the Court having reviewed the Motion and any declaration

--------
(1) To be used if seeking allowance of Break-Up Payment as administrative claim following prepetition termination of Purchase Agreement.

(2) Unless otherwise defined herein, initially capital ized terms used herein shall have the meanings ascribed to them in the Motion or the Purchase Agreement.

in support of the Motion; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

         ORDERED, ADJUDGED AND DECREED THAT:

         1. The Motion is GRANTED.

         2. The Debtors have articulated good and sufficient reasons for allowance of the Allowed Break-Up Payment Claim as an administrative claim payable solely in accordance with the terms of the Purchase Agreement in the Debtors' Chapter 11 cases. Allowance of the Allowed Break-Up Payment Claim as an administrative claim under Section 8.2 of the Purchase Agreement is reasonable and appropriate considering, among other things, (i) the size and nature of the proposed equity investment by the Investor, (ii) the efforts expended by the Investor in seeking to consummate the transactions contemplated by the Purchase Agreement, and (iii) the fact that the Purchase Agreement was entered into in express contemplation of a chapter 11 filing by the Debtors.

         3. Allowance of the Allowed Break-Up Payment Claim as an administrative claim was an integral part of the transactions contemplated by the Purchase Agreement and, in the absence of the Debtors' obligation to request administrative claim status for such claim as specified in the Purchase Agreement, the Investor would not have entered into the Purchase Agreement.

         4. Subject to the satisfaction of the conditions specified in either
Section 8.2(a) or Section 8.2(b), as the case may be, the Allowed Break-Up Payment Claim in the amount of $10,000,000 as provided for in Section 8.2(a) of the Purchase Agreement or in an aggregate amount of up to $2,500,000 as provided for in Section 8.2(b) of the Purchase Agreement be, and is hereby, allowed as an administrative claim in the Chapter 11 cases of the Debtors, payable solely in accordance with the terms of the Purchase Agreement.

         5. The Debtors shall be jointly and severally liable for all distributions to be made on account of the Allowed Break-Up Payment Claim.

         6. The terms and provisions of this Order shall be binding in all respects upon the Debtors, their estates, their respective affiliates, successors and assigns, and any trustee, responsible person, estate administrator, representative, or similar person subsequently appointed for or in connection with any of Debtors' estates or affairs in these Chapter 11 cases or in any subsequent case(s) under the Bankruptcy Code involving any of the Debtors.

         7. Nothing contained in the plan(s) of reorganization confirmed for Debtors in these Chapter 11 cases shall conflict with or derogate from the terms of this Order and, in the event of any inconsistency between such plan(s) and this Order, the terms of this Order shall govern.

Dated: Wilmington, Delaware
       [__], 2003

                                            ______________________________
                                            United States Bankruptcy Judge

                                                                     EXHIBIT C


                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - x
                                        :
In re:                                  :      Chapter 11
                                        :
AURORA FOODS INC.,                      :      Case No. 03-_____ (   )
     et al.,                            :
                                        :      Jointly Administered
                       Debtors.         :
                                        :
- - - - - - - - - - - - - - - - - - - - x

              ORDER APPROVING BREAK-UP PAYMENT PROVISION OF STOCK
                              PURCHASE AGREEMENT

         Upon the motion, dated July [__], 2003 (the "Motion"),(1) of Aurora Foods Inc. and its subsidiary, Sea Coast Foods, Inc., debtors and debtors-in-possession (together, the "Debtors"), for entry of an order under 11 U.S.C. ss. 105(a), 363, 503, and 507 approving the proposed break-up payment provision (the "Break-Up Payment Provision") of the stock purchase agreement (the "Purchase Agreement") and approving payment pursuant to the terms and conditions set forth in the Purchase Agreement; and the Court having

-------------------
(1) Unless otherwise defined herein, initially capital ized terms used herein shall have the meanings ascribed to them in the Motion or the Purchase Agreement.

reviewed the Motion and any declaration in support of the Motion; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

         ORDERED, ADJUDGED AND DECREED THAT:

         1. The Motion is GRANTED.

         2. The Debtors have articulated good and sufficient reasons for approving the Break-Up Payment to the Investor. The Debtors' payment to the Investor of the Break-Up Payment under Section 8.2 of the Purchase Agreement is (a) an actual and necessary cost and expense of preserving the Debtors' estates, within the meaning of section 503(b) of the Bankruptcy Code, (b) of substantial benefit to the Debtors, their estates, their creditors, and other parties-in-interest, (c) reasonable and appropriate considering, among other things, the size and nature of the proposed equity investment by the Investor and the efforts that have been and will be expended by the Investor in seeking to consummate the transactions contemplated by the Purchase Agreement, including, but not limited to, procurement of the New Credit Facility, and (d) necessary to ensure that the Investor will continue to pursue its proposed investment in the Debtors and the other transactions contemplated by the Purchase Agreement.

         3. Payment of the Break-Up Payment is an integral part of the transactions contemplated by the Purchase Agreement and, in the absence of the Debtors' obligations to make, and agreement to request administrative claim status for, such payment as specified in the Purchase Agreement, the Investor would not have entered into the Purchase Agreement. Accordingly, the Investor is unwilling to hold open its offer to pursue the proposed equity investment in the Debtors and consummate the other transactions contemplated by the Purchase Agreement unless it is assured of the Debtors' ability, right, and obligation to pay the Break-Up Payment.

         4. The Break-Up Payment Provision of the Purchase Agreement in accordance with Section 8.2 of the Purchase Agreement be, and hereby is, approved and the Debtors are authorized and directed to make the Break-Up Payment in accordance with the terms of the Purchase Agreement.

         5. The terms and provisions of this Order shall be binding in all respects upon the Debtors, their estates, their respective affiliates, successors and assigns, and any trustee, responsible person, estate administrator, representative, or similar person subsequently appointed for or in connection with any of Debtors' estates or affairs in these Chapter 11 cases or in any subsequent case(s) under the Bankruptcy Code involving any of the Debtors.

         6. Nothing contained in the plan(s) of reorganization confirmed for Debtors in these Chapter 11 cases shall conflict with or derogate from the terms of this Order and, in the event of any inconsistency between such plan(s) and this Order, the terms of this Order shall govern.

Dated: Wilmington, Delaware
       [__], 2003

                                                ______________________________
                                                United States Bankruptcy Judge